SECURITIES AND EXCHANGE COMMISSION
          Washington,  D. C.   20549

          FORM 8-K

          CURRENT REPORT


          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


          DATE OF REPORT -  FEBRUARY 15, 1995

          NIAGARA MOHAWK POWER CORPORATION
          --------------------------------
          (Exact name of registrant as specified in its charter)

          State of New York                       15-0265555
          -----------------                       ----------
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification No.)

          Commission file Number 1-2987

          300 Erie Boulevard West                 Syracuse, New York  13202
          (Address of principal executive offices)          (zip code)

          (315)  474-1511
          Registrant's telephone number, including area code

          NIAGARA MOHAWK POWER CORPORATION
          --------------------------------




     Item 5.  Other Events.

          Registrant hereby files the following items which will constitute a portion of its 1994 Annual Report to Stockholders:

                                                                      Page

          -   Highlights                                                3
          -   Market for the Registrant's Common Equity and Related
                Stockholder Matters                                     4
          -   Selected Financial Data for the five years ended
                December 31, 1994                                       6
          -   Management's Discussion and Analysis of Financial
                Condition and Results of Operations                     7
          -   Report of Management                                     50
          -   Report of Independent Accountants                        52
          -   Consolidated Statements of Income and Retained
               Earnings for each year in the three-year period
               ended December 31, 1994                                 53
          -   Consolidated Balance Sheets at December 31, 1994
                 and 1993                                              54
          -   Consolidated Statements of Cash Flows for each
                 year in the three-year period ended
                 December 31, 1994                                     56
          -   Notes to Consolidated Financial Statements               57
          -   Electric and Gas Statistics                             105

     Item 7.  Financial Statement, Proforma Financial Information and Exhibits.

                  Exhibit 11 - Computation of Average Number of
                    Shares of Common Stock Outstanding                108
                  Exhibit 12 - Statements Showing Computations





                    of Certain Financial Ratios                       109

                  Exhibit 23 - Accountant's Consent


          Signature                                                   110


                                                                                             %
           HIGHLIGHTS                                      1994                1993        Change



           Total operating revenues. . . . . . . .   $ 4,152,178,000      $ 3,933,431,000    5.6
           Income available for common
            stockholders . . . . . . . . . . . . .   $   143,311,000      $   239,974,000  (40.3)

           Earnings per common share . . . . . . .             $1.00                $1.71  (41.5)
           Dividends per common share. . . . . . .             $1.09                $0.95   14.7

           Common shares outstanding (average) . .       143,261,000          140,417,000    2.0

           Utility plant (gross) . . . . . . . . .   $10,485,339,000      $10,108,529,000    3.7
           Construction work in progress . . . . .   $   481,335,000      $   569,404,000  (15.5)

           Gross additions to utility plant. . . .   $   490,124,000      $   519,612,000   (5.7)
           Public kilowatt-hour sales. . . . . . .    34,006,000,000       33,750,000,000    0.8

           Total kilowatt-hour sales . . . . . . .    41,599,000,000       37,724,000,000   10.3

           Electric customers at
            end of year. . . . . . . . . . . . . .         1,559,000            1,552,000    0.5
           Electric peak load (kilowatts). . . . .         6,458,000            6,191,000    4.3

           Natural gas sales to ultimate customers
            (dekatherms) . . . . . . . . . . . . .        85,615,000           83,201,000    2.9
           Natural gas transported
            (dekatherms) . . . . . . . . . . . . .        85,910,000           67,741,000   26.8

           Gas customers at end of year. . . . . .           512,000              501,000    2.2





                                                             995,801              929,285    7.2
           Maximum day gas deliveries
            (dekatherms) . . . . . . . . . . . . .




          MARKET FOR THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER
          MATTERS

               The  Company's common  stock  and certain  of its  preferred series are listed on the New York Stock Exchange. The common stock is also traded on the Boston, Cincinnati, Midwest, Pacific and Philadelphia stock exchanges. Common stock options are traded on the American Stock Exchange. The ticker symbol is "NMK".

               Preferred  dividends  were  paid   on  March  31,  June  30,
          September 30 and December 31. Common stock dividends were paid on February 28, May 31, August 31 and November 30. The Company presently estimates that none of the 1994 common or preferred stock dividends will constitute a return of capital and therefore all of such dividends are subject to Federal tax as ordinary income.

               The table below shows quoted market prices and dividends per share for the Company's common stock:

                            Dividends           Price Range
                               Paid

              1994          Per Share        High          Low

           1st Quarter           $.25       $20 5/8     $17 3/4
           2nd Quarter            .28        19          14 5/8
           3rd Quarter            .28        17 1/2      12
           4th Quarter            .28        14 3/8      12 7/8



              1993

           1st Quarter           $.20       $22 3/8      $18 7/8
           2nd Quarter            .25        24 1/4       21 5/8
           3rd Quarter            .25        25 1/4       23 3/4
           4th Quarter            .25        23 7/8       19 1/4

               OTHER STOCKHOLDER MATTERS:  The  holders of Common Stock are entitled to one vote per share and may not cumulate their votes for the election of Directors. Whenever dividends on Preferred Stock are in default in an amount equivalent to four full quarterly dividends and thereafter until all dividends thereon are paid or declared and set aside for payment, the holders of such stock can elect a majority of the Board of Directors. Whenever dividends on any Preference Stock are in default in an amount equivalent to six full quarterly dividends and thereafter until all dividends thereon are paid or declared and set aside for payment, the holders of such stock can elect two members to the Board of Directors. No dividends on Preferred Stock are now in arrears and no Preference Stock is now outstanding. Upon any dissolution, liquidation or winding up of the Company's business, the holders of Common Stock are entitled to receive a pro rata share of all of the Company's assets remaining and available for distribution after the full amounts to which holders of Preferred and Preference Stock are entitled have been satisfied.

               The indenture securing the Company's mortgage debt provides that retained earnings shall be reserved and held unavailable for the payment of dividends on Common Stock to the extent that expenditures for maintenance and repairs plus provisions for depreciation do not exceed 2.25% of depreciable property as defined therein. Such provisions have never resulted in a restriction of the Company's retained earnings.

               At year end, about 92,000 stockholders owned common shares of the Company and about 6,000 held preferred stock. The chart below summarizes common stockholder ownership by size of holding:

           Size of holding
               (Shares)         Total stockholders      Total shares held

               1 to 99                35,919                 1,045,670

              100 to 999              50,539                12,596,578
            1,000 or more              5,247               130,669,218

                                      91,705               144,311,466


          Selected Financial Data

          As discussed in Management's Discussion and Analysis of Financial Condition and Results of
          Operations  and Notes  to  Consolidated Financial  Statements,  certain of  the  following selected financial  data may not be indicative of the Company's future financial condition or results of operations.

                                               1994        1993          1992         1991       1990

    Operations: (000's)
    Operating revenues . . . . . . . . .   $4,152,178   $3,933,431   $3,701,527   $3,382,518  $3,154,719

    Net income . . . . . . . . . . . . .      176,984      271,831      256,432      243,369      82,878
    Common stock data:

    Book value per share at year end . .       $17.06       $17.25       $16.33       $15.54      $14.37
    Market price at year end . . . . . .       14 1/4       20 1/4       19 1/8       17 7/8      13 1/8

    Ratio of market price to book value          83.5%       117.4%      117.1%       115.0%       91.4%
    at year end. . . . . . . . . . . . .

    Dividend yield at year end . . . . .          7.9%         4.9%        4.2%         3.6%        0.0%
    Earnings per average common share. .       $ 1.00      $  1.71       $ 1.61       $ 1.49      $  .30

    Rate of return on common equity  . .          5.8%        10.2%       10.1%        10.0%        2.1%
    Dividends paid per common share. . .       $ 1.09      $   .95       $  .76       $  .32      $  .00

    Dividend payout ratio. . . . . . . .        109.0%        55.6%       47.2%        21.5%        0.0%
    Capitalization:  (000's)

    Common equity. . . . . . . . . . . .   $2,462,398   $2,456,465   $2,240,441   $2,115,542  $1,955,118
    Non-redeemable preferred stock . . .      290,000      290,000      290,000      290,000     290,000
    Redeemable preferred stock . . . . .      256,000      123,200      170,400      212,600     241,550

    Long-term debt . . . . . . . . . . .    3,297,874     3,258,612   3,491,059    3,325,028   3,313,286
      Total. . . . . . . . . . . . . . .    6,306,272     6,128,277   6,191,900    5,943,170   5,799,954

    First mortgage bonds maturing within
    one year . . . . . . . . . . . . . .           -        190,000        -         100,000      40,000
      Total. . . . . . . . . . . . . . .   $6,306,272    $6,138,277  $6,191,900   $6,043,170  $5,839,954

    Capitalization ratios:  (including first mortgage bonds maturing within one year):
    Common stock equity. . . . . . . . .         39.0%        38.9%       36.2%        35.0%       33.5%

    Preferred stock. . . . . . . . . . .          8.7          6.5         7.4          8.3         9.1
    Long-term debt . . . . . . . . . . .         52.3         54.6        56.4         56.7        57.4

    Financial ratios:
    Ratio of earnings to fixed charges .          1.91         2.31        2.24         2.09        1.41
    Ratio of earnings to fixed charges
    without AFC. . . . . . . . . . . . .          1.89         2.26        2.17         2.03        1.35

    Ratio of AFC to balance available for         6.3%         6.7%        9.7%         9.3%       52.8%
    common stock . . . . . . . . . . . .

    Ratio of earnings to fixed charges
    and preferred stock dividends. . . .          1.63         2.00        1.90         1.77        1.17
    Other ratios-% of operating revenues:

       Fuel, purchased power and purchased gas.. 39.6%        36.1%       34.1%        32.1%       36.9%

       Other operation expenses. . . . .         18.2         20.9        19.7         20.0        19.9
       Maintenance, depreciation and
        amortization . . . . . . . . . .         12.3         13.0        13.5         14.4        14.4

       Total taxes . . . . . . . . . . .         14.7         16.2        17.3         16.4        14.4
       Operating income. . . . . . . . .         10.4         13.3        14.2         15.5        14.3
       Balance available for common
        stock. . . . . . . . . . . . . .          3.5          6.1         5.9          6.0         1.3

    Miscellaneous:  (000's)
    Gross additions to utility plant . .   $   490,124  $   519,612  $  502,244   $  522,474  $  431,579

    Total utility plant. . . . . . . . .    10,485,339   10,108,529   9,642,262    9,180,212   8,702,741
    Accumulated depreciation and
    amortization . . . . . . . . . . . .     3,449,696    3,231,237   2,975,977    2,741,004   2,484,124

    Total assets . . . . . . . . . . . .     9,649,439    9,471,327   8,590,535    8,241,476   7,765,406

   /TABLE

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          ---------------------------------------------------------------
          RESULTS OF OPERATIONS
          ---------------------

          OVERVIEW OF 1994 RESULTS
          ------------------------

               Earnings declined to $143.3 million or $1.00 per share as compared to $240.0 million or $1.71 per share in 1993, reflecting management's decision to charge earnings for nearly all of the
          cost  of  the   Voluntary  Employee  Reduction  Program   (VERP),
          described below, rather than seek rate recovery, based on the impact on future rates of deferring and recovering these costs. The VERP had been initiated to bring the Company's staffing levels and work practices more into line with peer utilities and to enable the Company to become more competitive in its cost structure. Without the VERP charge of approximately $197 million ($.89 per share), earnings would have improved, reflecting
          continued  cost control  efforts and  improved gas sales.   Also,
          because of the Company's NERAM (described below), shortfalls in all classes of sales, equivalent to $.46 per share in 1994, were deferred for future recovery in rates. The Company's 1995 and multi-year rate proceedings do not seek to extend the NERAM in view of the pricing flexibility sought, although, the separation of the 1995 phase of the case may present some opportunity to extend this mechanism. The Company's earned return on equity was 5.8%, but without the VERP charge would have been 10.7%, somewhat below the PSC authorized return on equity on electric utility operations of 11.4%. Earnings for 1995 depend substantially on the outcome of the 1995 rate case discussed below and the level of rate discounts necessary to minimize loss of industrial
          customers.   An  Administrative Law Judge's Recommended Decision,
          discussed below, if adopted by the PSC, could result in 1995 earnings being considerably lower than 1994 earnings exclusive of
          VERP costs.   Beyond 1995,  earnings will  depend on  the outcome
          of the multi-year rate case, also discussed below, and the extent to which competition may erode the Company's revenues
          without   relief  from  the  burden  of regulatory and
          legislatively mandated costs.

               The Company increased the common stock dividend 12% in 1994 to an annual rate of $1.12. Exclusive of the VERP charge, the common dividend payout ratio was relatively low, 57.7%, as compared to the rest of the electric and gas industry in 1994. However, several utilities reduced common dividend levels and resulting payout ratios in 1994, stating publicly that such actions were to better position these companies for a more competitive future. In making future dividend decisions, the Company must likewise evaluate the results of the 1995 and multi-year phases of its pending rate case and the degree of competitive pressure on its prices and, therefore, on its future earnings.

               The  outcome   of  these   rate  proceedings  will   have  a
          significant effect on the Company's liquidity and financing requirements and its ability to obtain financing on customary





          terms.   Short-term  debt exceeded $400  million at  December 31,
          1994.  A substantial  portion of this short-term debt  was repaid in January 1995 with the proceeds from  the  sale  of  HYDRA-CO
          (discussed  later).    The Company must  renew  a significant
          portion of its bank credit arrangements in 1995, and while it expects to be able to secure new arrangements, the cost may be
          significantly  higher.   The Company also faces  a possible  downgrade
          in the ratings of its senior securities to below investment grade. While management believes long-term debt financing can still be secured by issuing First Mortgage Bonds, the cost of such securities will likely be higher. The Company is precluded from issuing preferred stock in 1995 due to insufficient dividend coverage, as a result of the VERP writeoff.

               The Company is increasingly challenged to maintain its financial condition in the face of expanding competition and
          probable  erosion  of traditional  regulation.    While utilities
          across the nation must address these concerns to varying degrees, the Company believes that it is more vulnerable than others to
          competitive   threats.     The  factors   contributing  to   this
          vulnerability include a large industrial customer base, an oversupply of high cost mandated power purchases from unregulated generators, an excess supply of wholesale power at relatively low prices and a high tax burden. Recent changes in state leadership may change the energy policies of New York State. The Company will be pursuing actions to redress inequities and reform regulatory policies that have contributed to the Company's increasing prices.

               The following sections present an assessment of competitive conditions and steps being taken to improve the Company's strategic and financial position.

          CHANGING COMPETITIVE ENVIRONMENT
          --------------------------------

               The potential intensity and accelerating pace of competition may be the most significant factor driving fundamental changes in the way utilities, including the Company, are being managed. The Company believes that the price of electricity may be the most important element of future success in the industry and has
          intensified   its   efforts   to   reduce  various   costs   that
          significantly influence the price of electricity. The ability to control or reduce costs may be significantly limited in a number of ways, particularly in the areas of state mandated unregulated generator contracts and excessive taxes such as the gross receipts tax and property taxes. These costs are among the most prominent causes of the Company's recent increases in prices, but may be the most controversial problems to solve as judicial, regulatory and/or legislative action will almost certainly be needed to achieve desired results. The dismissal of the Inter-
          Power  lawsuit  and  certain   developments  in  the  Sithe/Alcan
          proceeding described below demonstrate some progress, but much more needs to be accomplished. The failure to secure favorable judicial, regulatory and/or legislative actions in the near future could have, depending on the pace of competition, severe





          financial consequences to the Company and would require dramatic steps to protect stockholder interests.

               The Company has made significant progress in managing the costs under its direct control. As described below, the Company, as part of its downsizing efforts, completed the VERP program, in which approximately 1,400 active employees elected to participate. Since December 1992, the employee level will have been reduced by over 3,100, or 27%. Capital spending has also been reduced sharply in recent years, with electric construction spending in future years expected to be limited to the level of depreciation expense, thereby resulting in little growth in traditional rate base. The Company remains focused on materially reducing its total costs.

               The increasing movement towards a competitive environment has required regulators on both the state and federal levels to begin to address the many substantial issues confronting electric utilities. During 1994, the Federal Energy Regulatory Commission
          (FERC) and the New York State Public Service Commission (PSC) each provided or proposed guidelines to address different aspects of competition. The FERC issued guidelines for pricing electric transmission service and proposed guidelines for the recovery of stranded costs, which are unrecoverable due to a change in the regulatory environment. Meanwhile, the PSC, in Phase I of its generic competitive proceeding, adopted guidelines to govern flexible rates which could be offered by utilities to retain qualified customers. Phase II of this proceeding will examine issues relating to the establishment of a wholesale and retail competitive markets (see "Defining Competitive Challenges" below).

          DEFINING COMPETITIVE CHALLENGES
          -------------------------------

               COMPANY COMPETITIVENESS STUDY. Under the terms of its 1994 Rate Agreement with the PSC, the Company filed a "competitiveness" study on April 7, 1994, entitled "The Impacts of Emerging Competition in the Electric Utility Industry." The assessment of competition contained in the report describes the initial results of the Company's CIRCA 2000 (Comprehensive Industry Restructuring and Competitive Assessment for the 2000s) studies. Although there is considerable debate about what changes should occur in the electric industry and even more uncertainty about what will actually happen, the study explores the Company's best estimate of how impacts would vary depending on the extent of changes in the industry and the pace at which those changes are allowed to unfold.

                The Company generates electricity from diverse sources to reduce sensitivity to changes in the economics of any single fuel
          source.   However, the average cost of these diverse fuel sources
          may be greater than any single fuel source. While the Company's average generation costs are competitive with costs of new suppliers of electricity, the current excess supply of capacity





          in the Northeast and Canada has significantly depressed wholesale prices, which may be indicative of retail prices in the near term if retail customers are allowed direct access to the wholesale generation market. Under these circumstances, by-pass (i.e., sale directly to existing customers by others) of the Company's generation system is a growing threat, although no regulatory structure for by-pass currently exists in New York State. A growing number of municipalities within the Company's service territory are investigating the possibility of achieving by-pass through formation of their own utility operations. As wholesale entities these new utilities would have open access to transmission and thus would be able to acquire alternative sources of supply. While the municipalities exploring this possibility are mostly in the earliest stages of inquiry and currently represent an extremely small percentage of Company sales, municipalization has the potential to adversely affect the Company's customer base and profitability.

               From a broader industry perspective, the Company's assessment concludes that selective discounting to avoid uneconomic by-pass is likely to be effective in the current regulatory and competitive regime. Full retail competition, if not managed appropriately and consistently, could create significantly higher prices for core customers, jeopardize the financial viability of the Company and devastate the social programs delivered by the Company. While aggressive cost management must be part of any response to competition, it alone cannot address the financial consequences that may arise from any sudden and dramatic policy change. As mentioned above, a significant portion of the Company's costs are outside its direct control. The Company believes that regulators, legislators, and utilities must collaborate to deal with overpaid unregulated generation and other issues to create a fair and equitable transition to increased competition that addresses the obligation to serve, including addressing regulatory obligations for social programs, (i.e.; low-income programs), and provide for proper recovery of shareholder's investment.

               Certain adversaries of the Company in New York State and certain governmental officials have stated that the best way for the Company to address competitive issues would be to take substantial, but unspecified in amount, writedowns of its assets, particularly its nuclear and fossil generating plants. The Company's position is that any proper solution to the problems posed by increasing competition and deregulation must be substantially more evenhanded, and will necessarily be more complicated, than any such proposal. The Company will vigorously contest inequitable solutions to competitive conditions.

               FERC NOPR ON STRANDED INVESTMENT. The FERC issued a Notice of Proposed Rulemaking (NOPR) on June 29, 1994 proposing rules





          governing the ability of utilities to recover wholesale and retail stranded investments (or costs). The NOPR defines wholesale stranded costs as "any legitimate, prudent and verifiable costs incurred by a public utility or a transmitting utility to provide service to a wholesale customer that subsequently becomes, in whole

          or in part, an unbundled transmission service customer of that public utility or transmitting utility." The same definition applies to "retail stranded investment" for "retail franchise customers."

               For existing contracts, the NOPR proposes that a three-year period be set during which the contracts can be negotiated to permit recovery of stranded costs. FERC would bar recovery where contracts already have exit fees or address stranded costs in some other way. If the parties fail to reach agreement, the utility may unilaterally file a stranded cost provision.

               The FERC believes it to be generally inappropriate to permit recovery of stranded costs via transmission rates and instead prefers renegotiation of bulk (generally wholesale) power contracts. Further, FERC has indicated a strong preference for the costs of the transition to competition at the retail level to be addressed by the states. The NOPR seeks comments as to whether the FERC should allow recovery of retail stranded costs in transmission rates under certain circumstances. The Company has responded, with other New York State utilities, that it is generally supportive of the FERC's findings, but believes that the FERC must play a more active role in addressing retail stranded cost recovery, particularly in the context of increased municipalization activity discussed above.

               PSC  COMPETITIVE OPPORTUNITIES  PROCEEDING -  ELECTRIC.   In
          June 1994, the PSC instituted Phase II of its competitiveness opportunities proceeding, the overall objective of which is "to identify regulatory and ratemaking practices that will assist in the transition  to a more competitive  electric industry designed to increase efficiency in the provision of electricity while maintaining safety, environmental affordability, and service
          quality goals."   In an order issued  December 22, 1994,  the PSC
          released  for  comment  a  series  of  principles  to  guide  the
          transition  to   competition.    The  principles   emphasize  the
          importance of  the economic  and environmental well-being  of New
          York  State, which  "cannot be  compromised to  accommodate other
          principles."     Other   proposed   principles   recognize   that
          competition, at least at the wholesale level, will further the economic and environmental well-being of New York State, that
          "bill shock" for any class of customers should be minimized, that the integrity,  safety and reliability of  the bulk (transmission and distribution) electric system should not be jeopardized, that the current industry structure of a vertically integrated utility
          (ownership   of   generation,   transmission   and   distribution
          activities) is incompatible  with effective  wholesale or  retail





          competition  and   that  utilities   should  have   a  reasonable
          opportunity to recover "prudent and verifiable expenditures and commitments made pursuant to their legal obligations, as long as
          the  utilities   are  cooperating   in  furthering  all   of  the
          principles."   According  to  the order,  similar cooperation  by
          independent power producers (IPP) should result in "respect for
          the reasonable expectations of  IPP investors."    The PSC  has
          said  it  believes the  transition to competition should  balance
          order,   deliberation  and  speed.  Although the focus  of the
          original order was on the wholesale market, the PSC concluded that the proceeding should examine issues related to retail competition as well. The PSC notes, in its order, that it can only implement these principles within the context of its own authority and that coordination across government is necessary
          to  avoid  major   dislocation  among  suppliers of electricity.
          The Company cannot predict the timing or the results of the proceeding.

               FERC   ORDER   636   AND   PSC   COMPETITIVE   OPPORTUNITIES
          PROCEEDING - GAS. Portions of the natural gas industry have undergone significant structural changes. A major milestone in this process occurred in November 1993 with the implementation of FERC Order 636. FERC Order 636 requires interstate pipelines to unbundle pipeline sales services from pipeline transportation service. These changes enable the Company to arrange for its gas supply directly with producers, gas marketers or pipelines, at its discretion, as well as to arrange for transportation and gas storage services. The flexibility provided to the Company by these changes should enable it to protect its existing market and still expand its core and non-core market offerings. With these expanded opportunities come increased competition from gas marketers and other utilities.

               Similar rate initiatives on competitively priced natural gas were addressed in a generic investigation completed by the PSC in December 1994. The PSC order in the proceeding significantly expands customer access to competitive gas suppliers using a framework designed to "assure that (1) local distribution companies (LDCs) and new entrants can compete; (2) customers benefit from increased choices and improved performance resulting from a more competitive industry; and (3) core customers continue to receive quality services at affordable rates." The Company intends to respond by proposing a comprehensive restructuring of rates and services designed to take advantage of the opportunities presented by this new "open" environment.

               STATE ENERGY  PLANNING BOARD INITIATIVES.   In October 1994,
          the State Energy Planning Board issued an updated New York State Energy Plan, which called for significant reductions in state energy taxes, called upon the New York Power Authority (NYPA) and the state's investor-owned utilities to study the feasibility of





          creating a joint entity to operate and maintain the nuclear generating stations in the state and endorsed greater competition in  utility purchases of electricity.  The report also called for the development of a fully competitive wholesale generation market in the state within five years and observed that if utility generation is separated from transmission, the PSC "should consider carefully the valuation and allocation of
          utility assets  in the  regulated and  competitive sectors."   It
          recommended that retail competition should occur when fair treatment of all customer classes, competitors, energy efficiency and renewables and capital committed in prudent response to past government mandates is reasonably assured. The Company is unable to predict whether or how this plan will influence regulatory policy.

               NYPA RESTRUCTURING STUDY. Also during 1994, the NYPA issued a report to its trustees concerning a proposed restructuring effort for the 21st century. This report stated that a major step toward a competitive electric industry would be to separate transmission from generation. It also stated that another significant advance toward cutting the price of electricity would be the creation of a single operating company for all six of New York State's nuclear power plants. In addition, the report recommends creation of a "New York State Electrical Thruway" that would combine all of the State's transmission lines into one independent entity.

               The effect on the Company's financial position or results of operations based on any or all of the above events cannot be determined at this time.

               In  summary,  the  electric  and  gas  utility  industry  is
          undergoing large  changes  and faces  an  uncertain future.    To
          succeed, utilities must be prepared to respond quickly to change. The Company must be successful in, among other things, helping to bring about favorable regulatory reform to deal with such change, managing the economic operation of its nuclear units and addressing growing electric competition, expanded gas supply competition, and various cost impacts, especially excess high-cost unregulated generator power contracts and taxes. While the Company will seek full recovery of its investment through the rate setting process with respect to the issues described herein, a review of political and regulatory actions during the past 15 years with respect to industry issues and the experiences of virtually every other industry that has gone through deregulation, indicate that utility shareholders may ultimately bear a significant portion of the burden of solving these problems.

          COMPANY EFFORTS TO ADDRESS COMPETITIVE CHALLENGES
          -------------------------------------------------

               In  response to these issues being faced by the Company, the





          Company has considered, and is continuing to consider, various strategies designed to enhance its competitive position and to increase its ability to adapt to and anticipate changes in its utility business. These strategies may include business combinations with other companies, acquisitions of related or unrelated businesses, and additions to or disposition of portions of its franchised service territories. Additionally, a number of electric utilities have recently announced consideration of plans to organize their operations so that generation and power supply activities are conducted by an entity within the corporate group separate from the entity which provides transmission and distribution services to the utility's customers. The Company is also studying such a division of its operations, in part because of suggestions by New York governmental officials that power supply should be separated from transmission and distribution functions and in part as a means of dealing with issues related to unregulated generator contracts.

               VOLUNTARY EMPLOYEE REDUCTION PROGRAM (VERP). In July 1994, the Company announced a voluntary early retirement program and a voluntary separation program (together the VERP) to achieve substantial reductions in its staffing levels in an effort to bring the Company's staffing levels and work practices more into line with other peer group utilities and become more competitive in its cost structure. Later, union employees approved amendments to the current labor agreement which offered union employees the VERP, in exchange for a negotiated package of work rule changes.

               Approximately 1,400 active employees elected  to participate in  the VERP and most  terminated their employment  as of October
          31, 1994.  The number of employees electing the VERP did not meet
          management's  expectations,  and  some   layoffs  have  and  will
          continue to occur in an effort to reach a level of approximately 8,750 regular employees during 1995. At December 31, 1994, the Company had approximately 9,200 employees. The accrued cost of the VERP is estimated at approximately $212 million. The Company decided to reduce 1994 earnings by the cost of the VERP that is allocable to electric customers, net of allocation to cotenant and other ventures, or approximately $197 million ($.89 per share). The Company deferred, for proposed recovery over a five year period beginning in 1995, the $11 million of VERP costs allocable to
          gas  customers.   In  reaching  these decisions, the Company
          considered, among other things, the impact on future rates of deferring and recovering these costs.

               Most of the VERP cash cost will be provided by pension fund assets over time, thereby limiting the immediate cash impact
          to the Company.   The 1995 cash impact will  be approximately $20
          million, primarily in the first quarter.

               In a filing with  the PSC on December 23, 1994,  the Company





          updated its rate request for 1995 to reflect the labor and labor-related savings in operating costs as a result of the VERP. The savings are expected to amount to nearly $100 million annually, of which $60 million in 1995 is the labor and related savings allocable to electric and gas expense (the remaining savings, generally allocable to construction, should enable the Company to achieve its construction spending plans for 1995, which have been reduced from prior forecasts).

               UNREGULATED  GENERATOR  INITIATIVES   are  discussed  in   a
          separate section below.

               TAX INITIATIVES. The Company has launched a media initiative to inform customers of how much (approximately 16%) of their utility bill directly pays various forms of taxes. The Company is also working with utility and state representatives to explain the negative impact that all taxes, including the gross receipts tax, are having on rates and the state of the economy. At the same time, the Company is contesting with many taxing authorities the high real estate taxes it is assessed, particularly compared to the taxes assessed unregulated generators.

               CUSTOMER DISCOUNTS. The Company is experiencing a loss of industrial load across its system for a variety of reasons. In some cases, customers have found alternative suppliers or are generating their own power. In other cases a weakened economy has forced customers to relocate or shut down.

               As a first step in addressing the threat of further loss of industrial load, the PSC approved a rate (referred to as SC-10) under which the Company was allowed to negotiate individual contracts with some of its largest industrial and commercial customers to provide them with electricity at lower prices. Under this rate, customers had to demonstrate that they could generate power more economically than the Company's service. While the SC-10 tariff has now been superseded by the SC-11 tariff described below, seventeen contracts are still in effect and expire by early 1997. The total SC-10 discounts amounted to $12.4 million in 1994.

               In June 1994, the PSC announced the adoption of guidelines to govern flexible electric rates offered by utilities to retain qualified industrial customers in the face of growing competition from unregulated generators, and requiring the Company (and other New York utilities with flexible tariffs) to file amendments to SC-10. On August 10, 1994, the Company filed for a new service tariff, SC-11, for "Individually Negotiated Contract Rates." All new contract rates will be administered under the new SC-11 service classification based on demonstrated industrial and commercial  competitive  pricing  situations including,  but  not limited to, on-site generation, fuel switching, facility relocation and partial plant production shifting. Contracts will be for a term not to exceed seven years without PSC approval.

               The Company  expects  a  significant  number  of  industrial
          customers to  negotiate contracts.   Many of these  contracts may
          result in increased  load which may be revenue enhancing.   As of
          December 31, 1994, approximately 20 customers, representing approximately 80 MW of load, had made requests to the Company for an SC-11 contract. The Company also offers economic development rates, which can result in discounts for existing, as well as
          new,  load.   In  total,  the  Company  granted  $39  million  in
          discounts  against  1994  revenues,  of  which  it  absorbed  20%





          pursuant to the 1994 Settlement. Under its 1995 and multi-year rate proposal, the Company anticipates offering approximately $30 million of discounts in excess of the approximately $42 million expected to be reflected in rates in 1995, although no assurance
          can be given  as to the actual amount of discounts.   The amount of
          discounts given will also depend on the level of rates authorized in the 1995 rate proceeding, and the allocation between customer classes. The level of discounts beyond 1995 and the attendant financial consequences will depend on a variety of factors.

               The increase in the Company's rates over the past four years, due in large part to required purchases from unregulated generators, has made cogeneration and self-generation by many industrial and large commercial customers more economically feasible. The Company believes its SC-11 tariff pricing flexibility will help prevent erosion of its customer base. Price pressure, however, may limit the recovery of such costs from the remainder of its customer base.

               SITHE/ALCAN.   In  April 1994,  the PSC  ruled that,  in the
          event Sithe Independence Power Partners Inc. (Sithe) ultimately obtained authority to sell electric power at retail, those retail sales would be subject to a lower level of regulation than the
          PSC presently  imposes  on  the  Company.    Sithe,  which  sells
          electricity to Consolidated Edison Company of New York, Inc.
          and  the Company  on a  wholesale  basis from  its 1,040
          megawatt natural  gas cogeneration plant, also  provides steam to
          Alcan  Rolled  Products (Alcan).   As  authorized  by the  PSC in
          September 1994, Sithe also sells a portion of its electricity output on a retail basis to Alcan, previously a customer of the
          Company,  and  is  authorized   to  sell  to  Liberty  Paperboard
          (Liberty), a potential new industrial customer. The PSC ordered that Sithe pay the Company a fee over a period of ten years, based upon the prices at which Sithe would sell to Alcan, structured to produce a net present value of approximately $19.6 million. For 1995, the fee would be approximately $3.05 million. The Company had argued for compensation, which assures discounted rates to Alcan, with a net present value of $39 million. The PSC did not authorize a fee in connection with Sithe's sale to Liberty.

               On  October 12, 1994, the  Company filed an  appeal in State
          Supreme Court, Albany County, which states that the April 1994 PSC Order is a violation of legal procedure and precedent and should be reversed. The Company cannot predict the outcome of this proceeding, but will continue to press its position vigorously. Notwithstanding the Company's strong opposition to Sithe's ability to sell to a retail customer, and the level of compensation involved, the decision to require compensation to utilities for costs that would otherwise be stranded has established a precedent in by-pass situations for some level of recovery of the Company's investment.

               ASSET MANAGEMENT STUDIES -  FOSSIL.  The Company continually
          examines  its   competitive   situation  and   future   strategic





          direction.  Among other  things, it has, and continues  to, study
          the  economics  of  continued  operation  of  its   fossil-fueled
          generating plants, given current forecasts of excess capacity. Growth in unregulated generator supply sources, compliance requirements of the Clean Air Act and low wholesale market prices are key considerations in evaluating the  Company's internal
          generation needs.   While the Company's coal-burning plants  continue
          to be  cost advantageous, certain  older  units  and  certain
          gas/oil-burning  units  are continually  assessed   to  evaluate
          their  economic  value  and estimated  remaining  useful  lives.
          Due  to  projected  excess capacity, the Company  plans to  retire or put certain units in long-term cold standby. A total of 340 MW's of aging coal fired capacity is to be retired by the end of 1999 and 850 MW's of oil fired capacity was placed in long-term cold standby in 1994. The Company is also continuing to evaluate under what circumstances the standby plant would be returned to service, but  barring unforeseen circumstances  it is  not likely  that a
          return would occur  before the  end  of 1999.    This action  will
          permit the reduction of operating costs and capital expenditures for retired and standby plants. The remaining investment in these plants of approximately $250 million at December 31, 1994 (of which approximately $180 million relates to the facility in cold
          standby)   is  currently   being  recovered   in   rates  through
          depreciation.   See Note  1  of Notes  to Consolidated  Financial
          Statements - "Exposure Draft on Impairment of Assets".

               ASSET MANAGEMENT STUDIES - NINE MILE POINT NUCLEAR STATION UNIT NO. 1 (UNIT 1). Under the terms of a previous regulatory agreement, the Company agreed to prepare and update studies of the advantages and disadvantages of continued operation of Unit 1 prior to the start of the then next two refueling outages. The first report, which recommended continued operation of Unit 1 over the then next fuel cycle, was filed with the PSC in March 1990 and a second study in November 1992 indicated that the Unit could continue to provide benefits for the term of its license if operating costs could be reduced and generating output improved above its then historical average.

               Operating experience at Unit 1 has improved substantially since the 1992 study. Unit 1's capacity factor has been about 94% since its last refueling outage.

               The third study was filed with the PSC on November 1, 1994. This study agreed with the November 1992 study, confirming continued operation over the remaining term of its license. No further economic studies are currently required for this Unit, although the Company continues as a matter of course to examine the economic and strategic issues related to operation of all its generating units.

               In connection with these asset management studies, the Company also updated its estimated costs to decommission Unit 1. The estimate includes amounts for both radioactive and non-radioactive dismantlement costs, as well as spent fuel storage cost estimates until the fuel can be transferred to a permanent
          federal repository.   The  current estimate of  radioactive ($344
          million) and non-radioactive ($51 million) dismantlement in 1994 dollars is approximately $395 million. Fuel storage and plant
          maintenance estimates  will   increase   the   total   estimated
          costs   to approximately  $527 million  (in 1994  dollars), and this amount escalates to $1.4 billion by the time decommissioning is completed. While these estimates have increased from previous estimates, the delayed dismantlement approach is believed to
          be  the  most economic.   The new estimates  along with increased
          estimates for the decommissioning of Nine Mile Point Nuclear
          Station Unit No. 2 (Unit  2), will  be  required to  be  reflected
          in  rates  in the future.   See  also Notes 1  and 3  of Notes  to
          the Consolidated Financial Statements.

          REGULATORY AGREEMENTS/PROPOSALS
          -------------------------------

               1995 FIVE-YEAR  RATE PLAN.   In  February 1994, the  Company
          made an electric and gas rate filing, for rates to be effective January 4, 1995, seeking a $133.7 million (4.3%) increase in electric revenues and a $24.8 million (4.1%) increase in gas revenues. The electric filing included a proposal to institute a methodology to establish rates beginning in 1996 and running through 1999. The proposal would provide for rate indexing to an applicable quarterly forecast of the consumer price index as adjusted for a productivity factor. The methodology sets a price cap, but the Company could elect not to raise its rates up to the
          cap.   Such a decision would be based on the Company's assessment of the market.  NERAM  (see "Prior Regulatory Agreements"  below)
          and certain  other expense  deferrals would be  eliminated, while the fuel adjustment clause would be modified to cap the Company's exposure to fuel and purchased power cost variances from forecast
          at  $20 million annually.   However, certain items  which are not
          within the Company's control would be included in billing adjustment factors outside of the indexing; such items would include legislative, accounting, regulatory and tax law changes as  well  as  environmental  and  nuclear  decommissioning costs.
          These items and the existing balances of certain other deferral items, such as MERIT (see "Prior Regulatory Agreements" below),
          NERAM and demand-side management (DSM), would be recovered or returned using a temporary rate surcharge. The proposal would also establish a minimum return on equity which, if not achieved, would permit the Company  to refile and reset base  rates subject
          to   indexing  or  to  seek  some  other  form  of  rate  relief.
          Conversely, in the event earnings exceeded an established maximum allowed return on equity, such excess earnings would be used to
          accelerate recovery of regulatory or other assets.   The proposal





          would provide the Company with greater flexibility to adjust prices within customer classes to meet competitive pressures from alternative electric suppliers, but would also substantially increase the risk that the Company will not earn its allowed rate of return and that earnings would be much more volatile than in the past. The Company believes that its proposed rate plan meets the criteria for continued application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71). Gas rate adjustments beyond 1995 would follow traditional regulatory methodology.

               In 1994, the Company agreed to extend the date by which the PSC must rule on the Company's rate request by twelve weeks, to March 29, 1995. The Company will absorb one-half of the costs (the lost margin) arising because of the extension from January 4, 1995. The remainder of the costs will be recovered through a noncash credit to income, and is dependent upon the amount of rate relief ultimately granted by the PSC for 1995. Based on its recent updated filing described below, the Company would absorb approximately $41 million.

               On  August 31,  1994,  the PSC  Staff,  in response  to  the
          Company's  proposal,  proposed an  overall  decrease  in electric revenues from 1994 levels of approximately $146 million, excluding anticipated sales growth. This contrasts with the
          Company's original proposed total revenue increase, excluding sales growth, of $146 million for 1995. Because the Company's proposed total revenue increase reflects an effective date of March 29, 1995, while the PSC Staff's proposal is an annualized amount, the difference between the two positions is approximately $366 million. The more significant adjustments proposed by the PSC Staff include disallowance of approximately $90 million in purchased power payments made principally to unregulated generators; additional adjustments to the 1995 unregulated generator forecast for prices, capacity levels and in-service dates of certain projects; reductions in operating and maintenance expenses stemming largely from the PSC Staff's contention that the Company's forecast was unsupported; and assumed increases in revenues from sales to other utilities and transmission revenues. The PSC Staff also proposes to disallow certain unregulated generator buyout costs equal to approximately $12 million in 1995 and to set the electric return on equity at 10.5%, as compared to the Company's request of 11%. The PSC Staff recommends that gas revenues be reduced by $5 million in 1995, while also recommending a return on equity of 10.5% (as opposed to the Company's request of 11.59%). The reduction from the Company's gas proposal relates principally to lower departmental expenses and higher expected sales in 1995.

               In response to the Company's electric indexing proposal for 1996 through 1999, the PSC Staff proposed the use of a different





          index  based   on  the  annual  change  in   a  national  average
          electricity price, elimination of all of the Company-proposed adjustment factors outside of indexing, including those for fuel
          and   purchased   power  costs,   environmental   costs,  nuclear
          decommissioning  and  accounting   and  tax   law  changes,   and
          elimination of the minimum and maximum return on equity limit. The PSC Staff went well beyond the Company's proposal by recommending a "regulatory regime that accepts market based
          prices for  utility  generation."   The  PSC Staff's  plan  would
          limit, in increasing amounts, the amount of embedded   generation
          costs   (including  certain   plant   and unregulated generator
          costs) that could be charged to customers. The reference price each year would be based initially upon the Company's marginal cost of generation (which is significantly below its embedded cost) until a reliable market price becomes available. After a 10 year phase-down, the Company would only be able to charge a
          market-related  price  for  generation.   The Company  would be
          forced to absorb the difference between its embedded costs and what it could charge customers, regardless of whether its past practices were prudent or even mandated by government action. Rates with respect to the Company's costs of transmission, distribution and customer service would continue to be based on cost of service for 1995, but would be indexed in 1996-1999 by the national average electricity index.

               While the  PSC Staff's case contains  no financial modelling of the potential consequences of its proposal on the Company, such consequences, if the plan is adopted as proposed could be substantial. While the PSC Staff identified a number of general cost reduction measures intended to mitigate the financial consequences of its proposal, the Company believes the value of the measures is greatly overstated. The PSC Staff's plan is based on a price ceiling rather than a cost of service theory of ratemaking--a departure from the Company's case and all prior New York State ratemaking principles. It in effect also proposes a substantial but unquantified disallowance with respect to the Company's generating plants and a similar but undifferentiated disallowance with respect to the difference between estimated market costs of power and the amount the Company is required, by law and PSC mandate, to pay for unregulated generator power.

               If  those  elements  of the  PSC  Staff's  case  were to  be implemented as proposed, the Company would also be required to discontinue the application of SFAS No. 71 and incur substantial
          additional  writeoffs.   Such  writeoffs, which  would include  a
          substantial portion of the $1.4 billion of regulatory assets on the Company's balance sheet as well as the disallowed plant costs and purchased power costs described above, would arise because of the departure from cost-based ratemaking and because they would no longer meet the accounting criteria regarding probability of recovery. The Company believes the financial consequences to be





          of an order of magnitude that would adversely affect the Company's financial position and results of operations, its ability to access the capital markets on reasonable and customary terms, its dividend paying capacity, its ability to continue to make payments to unregulated generators and its ability to maintain current levels of service to its customers.

               Senior members of the PSC Staff and other senior public officials in Albany have stated that the PSC trial staff's proposal was developed independent of consultation with Commissioners, that the trial staff functions independently of those individuals and that the process in this proceeding is far from complete. In the meantime, the Company is continuing to aggressively advocate its own position.

               With the December 1994 filing in which the Company proposed to absorb certain VERP costs and reflect labor and related savings, the Company updated its rate request and resultant total bill impact for 1995. The Company is now requesting an increase in 1995 electric revenues of approximately $89 million (2.8%), which reflects the delay in implementing new rates, and an increase in 1995 gas revenues of $20.6 million (3.4%). This compares with the electric bill impact of approximately 4.3% and gas revenue increase of 4.1% requested in its original filing. The difference between the Company's most recent filing and the PSC Staff's proposal still exceeds $300 million on an annualized basis.

               The current rate proceeding has been separated into two distinct phases. A final PSC decision on 1995 rates is not expected until the end of April 1995 and new electric rates would be implemented about that time along with any final adjustments to gas rates. A schedule for the multi-year phase of the proceeding has not been established, but is expected to extend at least into the summer of 1995.

               On January 27, 1995, the Administrative Law Judges (ALJ) issued a Recommended Decision with respect to the 1995 phase of
          the rate proceeding.   The Recommended  Decision would allow  the
          Company to increase its electric base rates $253.8 million (7.3%)
          for the  1995 rate  year and $10.3  million (1.7%)  for gas  base
          rates.    The  ALJ  disallowed from  recovery  approximately  $18
          million of unregulated generator  costs, but rejected $68 million of disallowances associated with contracts the PSC Staff believed should have been bought out. The existing fuel adjustment clause mechanism would be retained, including full recovery of prudent unregulated generator payments, until addressed in the multi-year
          phase  of the  proceeding.   A  number  of other  adjustments  to
          unregulated generator purchases relate to timing of in-service dates, generation levels and pricing, which the Company expects





          will be fully considered in the fuel adjustment clause. Finally, the ALJ stated that sufficient evidence had been produced by the PSC Staff to warrant a prudence investigation of the Company's unregulated generator contract practices absent a multi-year rate plan.

               The Recommended Decision reduced the level of departmental expenses by over $50 million based on the ALJ's assessment of lack of adequate support for the Company's rate request. The ALJ also recommended a 1% gross margin penalty to ensure that all of the benefits that might otherwise inure to the shareholders due to the ALJ's perceived lack of support are captured for ratepayers. In addition, the Recommended Decision does not reflect any of the VERP cost savings, which could be used to further reduce the annualized electric base rate increase by as much as $55 million, and the gas base rate increase by $5 million, depending on whether the Company could demonstrate that several of the ALJs' recommendations would be duplicated by the VERP cost savings. An 11% return on equity was recommended.

               If the Recommended Decision were to be adopted in its entirety by the PSC, excluding the further reduction in base rate relief granted for VERP cost savings, the Company expects that
          1995  electric  revenues  would  decrease  by  at  least  1%   or
          approximately $28  million as  compared to  1994,  although on  a
          twelve   month   basis,   electric   revenues    would   increase
          approximately $57 million or 1.9%. The impact on the Company's earnings, if the Recommended Decision were to be fully adopted by the PSC, will depend substantially on the Company's ability to further reduce costs since little growth in sales is forecast. Without further cost reductions, which must be judged relative to costs under the Company's direct control, earnings for 1995 will
          be considerably lower than  1994 earnings adjusted for VERP.   If
          the unregulated generator disallowances were adopted by the PSC, the Company would be required to assess whether a loss associated with these contracts, measured by the net present value of unrecoverable costs over the remaining term of the contracts, would be recorded in 1995. Using projections of long-run avoided costs, the recordable loss could exceed $100 million.

               While the adoption of the PSC Staff's proposals or the Recommended Decision by the PSC would have a material adverse impact on the Company's 1995 results of operations, the Company is unable to predict the outcome of these proceedings, or the possible attendant financial consequences. However, the Company strongly believes that its unregulated generator administrative practices were prudent and should not be disallowed, that the Company's unregulated generator purchases are in large part the result of government policy and should be recovered at no penalty to the shareholders and that any transition plan to a more





          competitive environment must provide for an equitable allocation of transition costs across customer classes. In addition, the Company believes that any transition to a more competitive rate structure should be addressed in a generic proceeding rather than the Company's current multi-year rate filing. The ultimate impact on the Company's financial condition will depend on the pace of change in the marketplace, the actions of regulators and government in response to that change and the actions of the Company in controlling costs and competing effectively while remaining, in substantial part, a regulated enterprise. The Company is unable to predict the effects of the interaction of these factors.

               PRIOR REGULATORY AGREEMENTS. The Company's results during the past several years have been strongly influenced by several agreements with the PSC. A brief discussion of the key terms of certain of these agreements is provided below.

               The   1991  Financial  Recovery  Agreement  implemented  the
          Niagara Mohawk Electric Revenue Adjustment Mechanism (NERAM) and the Measured Equity Return Incentive Term (MERIT).

               The NERAM requires the Company to reconcile actual results to forecast electric public sales gross margin used in establishing rates. The NERAM produces certainty in the amount of electric gross margin the Company will receive in a given period to fund its operations. While reducing risk during periods of economic uncertainty and mitigating the variable effects of weather, the NERAM does not allow the Company to benefit from unforeseen growth in sales. The Company's 1995 and multi-year rate proceedings do not seek to extend the NERAM in view of the pricing flexibility sought, although, the separation of the 1995 phase of the case may present some opportunity to extend this mechanism. The lack of a NERAM will inevitably increase earnings volatility due to variations in weather and economic conditions. In 1994, the Company deferred for recovery $101.2 million of revenue under the NERAM mechanism for collection in 1995 and 1996.

               The  MERIT   program  is   the  incentive   mechanism  which
          originally  allowed the  Company to  earn up  to $180  million of
          additional  return on equity through  May 31, 1994.   The program
          was later amended to extend the performance period through 1995 and add $10 million to the total available award. Overall goal targets and criteria for the 1993-1995 MERIT periods are results-oriented and are intended to measure change in key overall performance areas. The total available award for 1994 is $34 million and $41 million in 1995. Through the 1993 MERIT period, the Company has earned approximately $85.5 million of the $115 million of MERIT available and presently assesses that it earned approximately $28 million of the $34 million available for 1994.





               On January 27, 1993, the PSC approved a 1993 Rate Agreement authorizing a 3.1% increase in the Company's electric and gas rates providing for additional annual revenues of $108.5 million (electric $98.4 million or 3.4%; gas $10.1 million or 1.8%). Retroactive application of the new rates to January 1, 1993 was authorized by the PSC.

               The increase reflected an allowed return on equity of 11.4%, as compared to the 12.3% authorized for 1992. The agreement also included extension of the NERAM through December 1993 and provisions to defer expenses related to mitigation of unregulated generator costs, (aggregating $50.7 million at December 31, 1993) including contract buyout costs and certain other items.

               The Company and the local unions of the International Brotherhood of Electrical Workers, agreed on a two-year nine-month labor contract effective June 1, 1993. The new labor contract includes general wage increases of 4% on each June 1st through 1995 and changes to employee benefit plans including
          certain contributions  by   employees.     Agreement  was   also
          reached concerning several work practices which should result in improved productivity and enhanced customer service. The PSC approved a filing resulting from the union settlement and authorized $8.1 million in additional revenues ($6.8 million electric and $1.3 million gas) for 1993.

               On February 2, 1994, the PSC approved an increase in gas rates of $10.4 million or 1.7%. The gas rates became effective as of January 1, 1994 and include for the first time a weather normalization clause.

               The PSC also approved the Company's electric supplement agreement with the PSC Staff and other parties to extend certain cost recovery mechanisms in the 1993 Rate Agreement without increasing electric base rates for calendar year 1994. The goal of the supplement was to keep total electric bill impacts for 1994 at or below the rate of inflation. Modifications were made to the NERAM and MERIT provisions which determine how these amounts are to be distributed to various customer classes and also provided for the Company to absorb 20% of margin variances (within certain limits) originating from SC-10 rate discounts (as described above) and certain other discount programs for industrial customers as well as 20% of the gross margin variance from NERAM targets for industrial customers not subject to discounts. The supplement also allows the Company to begin recovery over three years of approximately $15 million of unregulated generator buyout costs, subject to final PSC determination with respect to the reasonableness of such costs.

          UNREGULATED GENERATORS





          ----------------------

               In recent years, a leading factor in the increases in customer bills and the deterioration of the Company's competitive position has been the requirement to purchase power from unregulated generators at prices in excess of the Company's internal cost of production and in volumes greater than the Company's needs.

               The Company is being forced to make excess payments to unregulated generators, in comparison with its own costs of production, for energy and capacity it does not currently need. The Company estimates that it made excess payments of approximately $205 million in 1993 and approximately $330 million in 1994 and expects to make excess payments of approximately $400 million in 1995. The Company has initiated a series of actions to address this situation, but cannot predict the outcome. Recent changes in state leadership may change the energy policies of New York State. The Company will be pursuing actions to redress inequities and reform regulatory policies that have contributed to the Company's increasing prices.




               As of December 31, 1994, 148 of these unregulated generators with a  combined capacity of  2,592 MW  were on line  and selling
          power  to the Company.   Of these,  2,273 MW  are considered firm
          capacity (including 207 MW of unregulated generator projects on standby). The following table illustrates the actual and estimated growth in capacity, payments and relative magnitude of unregulated generator purchases compared to Company requirements:



                                   Actual                                    Estimated
                              1991      1992    1993     1994       1995     1996    1997     1998     1999

           Capacity MW's      1,027    1,549   2,253    2,273      2,403    2,403   2,403    2,413    2,413

           Payments
           (millions)        $  268   $  543  $  736    $ 960     $1,041   $1,091  $1,152   $1,213   $1,262
           Percent of Total
            Fuel and
            Purchased Power
            Costs               32%      56%     67%      73%


          /TABLE

               By  the   end  of  1994,  the  Company   had  virtually  all
          unregulated generator capacity scheduled to come into service on line.

               In  order  to deal  with the  growth  of excess  supply, the
          Company has taken numerous actions to attempt to realign its supply with demand. These actions include mothballing and retirement of Company owned generating facilities (see "Asset Management Studies - Fossil") and buyouts of unregulated generator projects, as well as the implementation of an aggressive wholesale marketing effort. Such actions have been successful in bringing installed capacity reserve margins down to levels in line with normal planning criteria. The Company is actively pursuing other initiatives to reduce its unregulated generator costs.

               FERC PROCEEDING. On January 11, 1995, the FERC issued an order in a case involving Connecticut Light & Power (CL&P) that the Public Utility Regulatory Policy Act (PURPA) forbids the states from requiring utilities to pay more than avoided cost to qualifying facilities (QFs) for electric power. FERC, however, also ruled that it would not invalidate any pre-existing contracts, but only would apply its ruling prospectively or to contracts that are subject to a pending challenge (instituted at the time of signing) by a utility. On the same day, FERC issued an order that an ongoing challenge by the Company to the New York law requiring utilities to pay QFs a minimum of six cents for electric power (the "Six Cent Law") was moot in light of amendment of that law in 1992 to prohibit future power purchase contracts requiring the utility to pay more than its avoided cost. This latter proceeding had been filed in 1987. In April 1988, FERC had ruled in the Company's favor, finding that the states could not impose rates exceeding avoided cost for purchases from QFs, but then stayed that decision in light of a rulemaking it was instituting to address the issue. That rulemaking was never completed.

               On February 10, 1995, the Company filed a petition for rehearing of both orders. The Company argues, among other things, that Federal law requires that FERC apply the ruling in CL&P in all pending cases, including its case involving the Six Cent Law, and that it is entitled to the opportunity, either at FERC or in the courts, to demonstrate that pre-existing power purchase contracts resulting from the Six Cent Law should be invalidated. The Company argues further that amendment of the Six Cent Law did not render the proceeding addressing that law moot because the amendment has perpetuated and, in some instances, expanded the Company's obligation to purchase power from QFs at rates above avoided cost. The Company intends to press its rights vigorously, but cannot predict the outcome of these proceedings.

               CURTAILMENT PROCEDURES. On August 18, 1992, the Company filed a petition with the PSC which calls for the implementation of "curtailment procedures." Under existing FERC and PSC policy, this petition would allow the Company to limit its purchases from unregulated generators when demand is low. Also, the Company has commenced settlement discussions with certain unregulated generators regarding curtailments. On April 5, 1994, after informing the PSC of its progress in settlement, the Company requested the PSC to expedite the consideration of its petition. The Company cannot predict the outcome of this action.

               DEMAND FOR ADEQUATE ASSURANCE. On February 4, 1994, the Company notified the owners of nine projects with contracts that provide for front-end loaded payments of the Company's demand for adequate assurance that the owners will perform all of their future repayment obligations, including the obligation to deliver electricity in the future at prices below the Company's avoided cost and the repayment of any advance payment balance which remains outstanding at the end of the contract.

               The projects at issue total 426 MW. The Company's demand is based on its assessment of the amount of advance payment to be accumulated under the terms of the contracts, future avoided costs, and future operating costs of the projects. The Company has been sued by the owners of three unregulated generator projects who challenge the Company's right to demand adequate assurance.

               The Company cannot predict the outcome of these federal and state court actions or the response otherwise to its February 4, 1994 notifications, but will continue to press for adequate assurance that the owners of these projects will honor their repayment obligations.

          RESULTS OF OPERATIONS
          ---------------------

               Earnings  for 1994 were  $143.3 million  or $1.00  per share





          compared with    $240.0 million  or $1.71 per  share in 1993  and
          $219.9 million or  $1.61 per share in 1992.   The decline in 1994
          earnings was principally due to the charge to earnings of the cost of the VERP of $197 million ($.89 per share). NERAM equivalent to $101.2 million ($.46 per share) was recorded in 1994 and deferred for future recovery in rates as compared to NERAM
          of $65.7 million ($.31  per share)  recorded in 1993.   The  primary
          factor contributing to the increase in earnings in 1993 as compared to 1992 was the impact of electric and gas rate increases effective January 1, 1993 and July 1, 1992.

               In 1994, the Company's earned return on common equity was 5.8%, but without the VERP charge would have been 10.7%, compared to 10.2% in 1993 and 10.1% in 1992. The Company's return on common equity authorized in the rate setting process for the year ended December 31, 1994, provided an electric return on equity cap of 11.4% and a return on equity cap for gas of 10.4%. Factors contributing to the earnings being below authorized levels in 1993 included lower than anticipated results from the Company's subsidiaries, certain operating expenses which were not included in rates and exclusion of approximately $23 million from the Company's rate base (upon which the Company would otherwise earn a return) as a consequence of prior year write-offs of disallowed Unit 2 costs.

               The following discussion and analysis highlights items having a significant effect on operations during the three-year period ended December 31, 1994. It may not be indicative of future operations or earnings. It also should be read in conjunction with the Notes to Consolidated Financial Statements and other financial and statistical information appearing elsewhere in this report.

               ELECTRIC REVENUES increased $621.7 million or 21.4% over the three-year period. This increase results primarily from rate increases, NERAM revenues, higher recoveries through the operation of the fuel adjustment clause mechanism, increased sales to other electric systems and other factors as indicated in the table below. An increase in the base cost of fuel, (which is included in base rates), would typically result in a corresponding decrease in fuel and purchased power cost revenues, thus having a revenue neutral impact. Purchased power costs, largely from unregulated generators, have increased significantly during this period, offsetting much of the decrease in Fuel Adjustment Clause (FAC) revenues which would have occurred otherwise.

                                                           Increase (decrease) from prior year
                                                                 (In millions of dollars)

           Electric revenues                                 1994    1993     1992      Total


           Increase in base rates. . . . . . . . . . . .   $ 36.0   $193.1   $250.6    $479.7
           Fuel and purchased power cost revenues. . . .    108.3    (42.6)    (6.4)     59.3

           Sales to ultimate consumers . . . . . . . . .    (13.6)    11.0     39.7      37.1
           Sales to other electric systems . . . . . . .     62.1     11.7    (12.8)     61.0

           DSM revenue . . . . . . . . . . . . . . . . .    (27.7)   (30.3)   (24.3)    (82.3)

           Miscellaneous operating revenues. . . . . . .     (4.6)    23.9    (11.3)      8.0
           NERAM revenues. . . . . . . . . . . . . . . .     35.5     24.0      7.8      67.3

           MERIT revenues. . . . . . . . . . . . . . . .      0.5     (6.0)    (2.9)     (8.4)
                                                           $196.5   $184.8   $240.4    $621.7

          /TABLE

               Although sales to ultimate customers increased slightly in 1994, this level of sales was substantially below the forecast
          used  in establishing  rates  for the  year.   As  a result,  the
          Company accrued NERAM revenues of $101.2 million ($.46 per share) during 1994 as compared to $65.7 million ($.31 per share) of NERAM revenues in 1993. NERAM would no longer be available under the new rate plan as originally proposed by the Company, thus creating exposure for lost margin if sales forecasts are not met. The sales forecast underlying the Company's 1995 rate request reflects an increase in kwh sales of .5% over 1994 actual
          results.   The Company recorded  $12.3 million of  the 1994 MERIT
          available based on management's assessment of the achievement of objectively measured criteria.

               Changes in fuel and purchased power cost revenues are generally margin-neutral (subject to an incentive mechanism discussed in Note 1 of Notes to Consolidated Financial Statements), while sales to other utilities, because of regulatory sharing mechanisms and relatively low prices due to excess supply, generally result in low margin contribution to the Company. Thus, fluctuations in these revenue components do not generally have a significant impact on net operating income. The Company has proposed certain changes in the fuel adjustment clause in its 1995 and multi-year rate proposal (discussed above under "1995 Five-Year Rate Plan"). Electric revenues reflect the billing of a separate factor for DSM programs, which provide for the recovery of program related rebate costs and a Company incentive based on 10% of total net resource savings.

               ELECTRIC KILOWATT-HOUR  SALES were 41.6 billion  in 1994, an increase of 10.3% from 1993 and an increase of 13.6% over 1992. The 1994 increase reflects increased sales to other electric systems, while sales to ultimate consumers were generally flat. The increase in wholesale sales reflects the increase in purchases from unregulated generators and the increase in nuclear production, both of which enabled the Company to make its fossil generation available for sale. The 1993 increase reflected increased sales to other electric systems, while sales to ultimate customers increased slightly (See Electric and Gas Statistics - Electric Sales). The electric margin effect of sales in 1994 was adjusted by the NERAM except for the large industrial customer class, within which the Company absorbed 20% of the variance from the NERAM sales forecast. Industrial-Special sales are New York State Power Authority allocations of low-cost power to specified customers, from which the Company earns a transportation charge.

               Details of the changes in electric revenues and kilowatt-hour sales by customer group are highlighted in the table below:







                                          1994              % Increase (decrease) from prior years

                                          % of
                                        Electric         1994               1993                1992

           Class of service             Revenues  Revenues    Sales   Revenues   Sales  Revenues     Sales
           Residential                    34.9%      5.2%     (0.6)%      6.9%   0.8%     11.3%       0.7%
           Commercial                     36.1       2.5      (2.2)       7.0    3.9      11.1       (0.5)

           Industrial                     16.4       4.3       5.0       (6.0)  (5.2)     13.0       (1.3)
           Industrial-Special              1.4      14.5       5.9        9.1     .8      11.8        1.9

           Municipal service               1.4      (1.3)     (2.3)        .6   (3.1)      5.8       (0.4)
           Total to ultimate consumers    90.2       3.9       0.8        4.3    0.5      11.4        0.0

           Other electric systems          4.7      59.1      91.1       12.6   31.2     (12.1)      (3.5)
           Miscellaneous                   5.1       8.2        -        40.6     -      (29.0)        -
               Total                     100.0%      5.9%     10.3%       5.9%   3.0%      8.3%      (0.3)%

          /TABLE

               As indicated in the table below, internal generation from fossil fuel sources continued to decline in 1994, principally at the Oswego oil-fired facility and Albany gas-fired station, corresponding to the increase in required unregulated generator purchases. There were no nuclear refueling outages in 1994, while both Units were refueled in 1993. Unit 1 operated at a capacity factor of approximately 92% for 1994, while Unit 2 operated at approximately 90%. The next nuclear refueling outages at each unit are scheduled for 1995 (See Note 3 - Nuclear Operations).

                                                                                         % Change from prior year

                               1994                  1993              1992           1994 to 1993    1993 to 1992
    Fuel for electric
     generation:
     (in millions of dollars)

                          GwHrs.      Cost    GwHrs.   Cost     GwHrs.     Cost    GwHrs.    Cost     GwHrs.    Cost

    Coal                   6,783   $  107.3    7,088  $  113.0   8,340    $128.8    (4.3)%    (5.0)%  (15.0)%   (12.3)%
    Oil                    1,245       40.9    2,177      74.2   3,372     106.6   (42.8)    (44.9)   (35.4)    (30.4)

    Natural gas              700       16.1      548      12.5   1,769      44.6    27.7      28.8    (69.0)    (72.0)
    Nuclear                8,327       49.5    7,303      43.3   5,031      28.9    14.0      14.3     45.2      49.8

    Hydro                  3,485         -     3,530       -     3,818       -      (1.3)       -      (7.5)      -

                          20,540      213.8   20,646     243.0  22,330     308.9    (0.5)    (12.0)    (7.5)    (21.3)


    Electricity
     purchased:
    Unregulated
     generators           14,794      960.1   11,720     735.7   8,632     543.0    26.2      30.5     35.8      35.5

    Other                 10,382      140.3    9,046     118.1   8,917     115.7    14.8      18.8      1.5       2.1

                          25,176    1,100.4   20,766     853.8  17,549     658.7    21.2      28.9     18.3      29.6

    Total generated and
    purchased             45,716    1,314.2   41,412   1,096.8  39,879     967.6    10.4      19.8      3.8      13.4

    Fuel adjustment
     clause                 -          12.7     -     (2.2)        -         6.0      -     (677.3)      -     (136.7)

    Losses/Company use     4,117      -        3,688      -      3,268       -      11.6        -      12.9       -
                          41,599   $1,326.9   37,724  $1,094.6  36,611    $973.6    10.3%     21.2%     3.0%     12.4%

   /TABLE

               Gas revenues increased $148.0 million, or 31.1%, over the three-year period. As shown by the table below, this increase is primarily attributable to increased sales to ultimate customers and increased base rates and gas adjustment clause recoveries. In 1994, spot market sales declined because the abundance and price of spot gas made it more difficult to earn sufficient margin on these sales. Spot market sales are generally the higher priced gas available and sold in the wholesale market and yield margins substantially lower than traditional sales to ultimate customers. Rates for transported gas also yield lower margins than gas sold directly by the Company and, therefore, increases in the volume of gas transportation services have not had a proportionate impact on earnings. Changes in purchased gas adjustment clause revenues are generally margin-neutral.


                                                          Increase (decrease) from prior
                                                                       year
                                                             (In millions of dollars)
           Gas revenues                                     1994      1993       1992       Total

           Increase in base rates. . . . . . . . . . .     $  7.1     $  7.3     $  4.7     $ 19.1
           Transportation of customer-owned gas. . . .        3.5       (9.7)       6.3        0.1

           Purchased gas adjustment clause revenues. .        7.7       12.2       12.5       32.4
           Spot market sales . . . . . . . . . . . . .      (25.4)      27.2        2.6        4.4

           MERIT revenues. . . . . . . . . . . . . . .       (1.3)      (0.4)      (0.3)      (2.0)
           Miscellaneous operating revenues. . . . . .        7.6       (4.6)        -         3.0

           Sales to ultimate consumers and other sales       23.0       15.1       52.9       91.0
                                                           $ 22.2     $ 47.1     $ 78.7     $148.0

          /TABLE

               GAS SALES, excluding transportation of customer-owned gas and spot market sales, were 85.6 million dekatherms in 1994, a 2.9% increase from 1993 and an 8.1% increase from 1992 (See Electric and Gas Statistics - Gas Sales). The increase in 1994 includes a 2.9% increase in residential sales, a 8.6% increase in commercial sales, both of which were strongly influenced by weather, and a 28.2% decrease in industrial sales. The gas weather normalization clause had an effective date of February 12, 1994, was not ordered to be implemented on a retroactive basis and, therefore, did not have a significant impact on gas revenues. The Company has added approximately 30,000 new customers since 1991, primarily in the residential class, an increase of 6.2%, and expects a continued increase in new customers in 1995. During 1993, there also was a shift from the transportation sales class to the industrial sales class, corresponding with the implementation of a stand-by industrial rate.

               In 1994, the Company transported 85.9 million dekatherms (a significant increase from 1993) for customers purchasing gas directly from producers, and expects a continued increase in such transportation volumes in 1995, leading to a forecast increase in total gas deliveries in 1995 of approximately 18% above 1994. Public sales are expected to increase approximately 2%. Factors affecting these forecasts include the economy, the relative price differences between oil and gas in combination with the relative availability of each fuel, the expanded number of cogeneration projects served by the Company and increased marketing efforts. Changes in gas revenues and dekatherm sales by customer group are detailed in the table below:

                                          1994              % Increase (decrease) from prior years

                                          % of

                                          Gas            1994                  1993                1992
           Class of service             Revenues   Revenues    Sales    Revenues    Sales    Revenues  Sales

           Residential                   63.9%        7.5%       2.9%      4.6%        1.8%   17.0%     12.0%
           Commercial                    25.5         9.9        8.6       9.2         6.5    16.6      10.2

           Industrial                     2.4       (21.0)     (28.2)     84.8       143.6    18.6      (2.2)

           Total to ultimate consumers   91.8         7.1        2.9       7.4         6.4    16.9      11.1
           Other gas systems              0.2         8.7        4.3     (77.5)      (80.3)  (32.0)    (21.7)

           Transportation of
              customer-owned gas          6.1        10.1       26.8     (18.5)        2.9    17.2      30.0

           Spot market sales              0.7       (85.3)     (88.1)  1,056.1     1,053.8      -         -
           Miscellaneous                  1.2       423.3         -      (79.4)       -        0.4        -

               Total                    100.0%        3.7%       5.4%      8.5%       12.3%   16.5%     19.5%


          /TABLE

               The  total cost  of gas  purchased decreased  3.2% in  1994, while increasing 13.6% in 1993 and 16.1% in 1992. The cost fluctuations generally correspond to sales volume changes, particularly in 1993, as spot market sales activity increased. The Company sold 1.6 and 13.2 million dekatherms on the spot market in 1994 and 1993, respectively. In 1993, this activity accounted for two-thirds of the 1993 purchased gas expense increase. The purchased gas cost increase associated with purchases for ultimate consumers in 1994 resulted from a 1.5% increase in dekatherms purchased, coupled with a .9% increase in rates charged by suppliers and an increase of $6.4 million in purchased gas costs and certain other items recognized and recovered through the purchased gas adjustment clause. Gas purchased for spot market sales decreased $24.4 million in 1994 and increased $25.8 million in 1993. The purchased gas cost increase associated with purchases for ultimate consumers in 1993 resulted from a 8.7% increase in dekatherms purchased, combined with a 2.1% increase in rates charged by suppliers, offset by a $17.8 million decrease in purchased gas costs and certain other items recognized and recovered through the purchased gas adjustment clause. The Company's net cost per dekatherm purchased for sales to ultimate consumers increased to $3.44 in 1994 from $3.34 in 1993 and was $3.47 in 1992.

               Through the electric and purchased gas adjustment clauses, costs of fuel, purchased power and gas purchased, above or below the levels allowed in approved rate schedules, are billed or credited to customers. The Company's electric fuel adjustment clause provides for partial pass-through of fuel and purchased power cost fluctuations from those forecast in rate proceedings, with the Company absorbing a portion of increases or retaining a portion of decreases to a maximum of $15 million per rate year. While the amounts absorbed in 1992 and 1993 were not material, the Company retained the maximum benefit of $15 million in 1994.

               OTHER OPERATION EXPENSE decreased in 1994 by 8.1%, as compared to increases of 9.8% in 1993 and 5.9% in 1992. The 1994 decrease relates primarily to decreases in nuclear costs associated with the Unit 1 and Unit 2 refueling outages in 1993 ($27 million) and the decrease in amortization of regulatory deferrals ($49 million) which expired in 1993. The 1993 increase is due to an increase in DSM program expenses, nuclear expenses related to increased production along with refueling outages at Unit 1 and Unit 2, amortization of regulatory assets deferred in prior years, increased recognition of other post-retirement benefit costs and inflation.

               MAINTENANCE EXPENSE decreased 14.2% in 1994 as compared to an increase of 4.5% in 1993, principally due to nuclear expenses incurred during the 1993 refueling outages at Unit 1 and Unit 2 ($19 million).

               DEPRECIATION AND AMORTIZATION expense for 1994 and 1993
          increased  11.5%  and  0.9%,   respectively.    The  increase  is
          attributable to the completion of required improvements to plant into service during late 1993 and early 1994.

               NET FEDERAL AND FOREIGN INCOME TAXES for 1994 decreased due to lower pre-tax income. In 1993 the decrease was due to the tax benefit derived from the Company's Canadian subsidiary upon the sale of its oil and gas investments. The increase in OTHER TAXES in the three-year period is due principally to higher revenue-based taxes ($36 million) combined with higher property taxes ($28 million).

               OTHER ITEMS, NET, excluding Federal income taxes and allowance for funds used during construction (AFC), increased $8.0 million in 1994 and increased $23.4 million in 1993. The
          1994 increase primarily related to increased earnings of subsidiaries which included a nonrecurring gain on the sale of an investment for $9 million. The 1993 increase was the effect of the recording in 1992 of a $45 million reserve against the carrying value of Canadian subsidiary oil and gas reserves. The sale of the Company's subsidiary, HYDRA-CO Enterprises, Inc. (HYDRA-CO), will be recorded in the first quarter of 1995 as the sale was completed in January 1995 and did not affect 1994 earnings. HYDRA-CO's earnings for the three years ended December 31, 1994 were not material.

               Net INTEREST CHARGES decreased $5.5 million in 1994 and $9.3 million in 1993, as the result of the first mortgage bond refinancing program that began in 1992 and based on existing market conditions is now complete. Dividends on preferred stock increased $1.8 million in 1994 due to the issuance of $150 million of preferred stock in August 1994, while decreasing $4.7 million and $3.9 million in 1993 and 1992, respectively, because of reductions in the average amounts of stock outstanding. The weighted average long-term debt interest rate and preferred dividend rate paid, reflecting the actual cost of variable rate issues, changed to 7.79% and 6.84%, respectively, in 1994, from 7.97% and 6.70%, respectively, in 1993, and from 8.29% and 7.04%, respectively, in 1992.

          EFFECTS OF CHANGING PRICES
          --------------------------

               The Company is especially sensitive to inflation because of the amount of capital it typically needs and because its prices are regulated using a rate base methodology that reflects the historical cost of utility plant.

               The Company's consolidated financial statements are based on historical events and transactions when the purchasing power of
          the dollar  was substantially  different from the  present.   The
          effects of inflation on most utilities, including the Company, are most significant in the areas of depreciation and utility
          plant.    The Company  could not  replace  its utility  plant and
          equipment for the historical cost value at which they are recorded on the Company's books. In addition, the Company would not replace these assets with identical ones due to technological advances and competitive and regulatory changes that have occurred. In light of these considerations, the depreciation charges in operating expenses do not reflect the current cost of providing
          service.   The Company will  seek   additional  revenue  or
          reallocate   resources,  if possible, to cover the costs of
          maintaining service as assets are replaced or retired.

          FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
          ---------------------------------------------------

          FINANCIAL POSITION
          ------------------

               The  Company's capital  structure at  December 31,  1994 was
          52.3% long-term debt, 8.7% preferred stock and 39.0% common equity, as compared to 54.6%, 6.5% and 38.9%, respectively, at December 31, 1993. Book value of the common stock was $17.06 per share at December 31, 1994, as compared to $17.25 per share at December 31, 1993, reflecting the charge to earnings of the VERP and the payment of dividends in 1994. Market analysts have observed that the Company's low market to book ratio, 83.5% at December 31, 1994, stems from the adverse effects of New York State's economy and regulatory attitudes, as well as uncertainties about the pace of regulatory change, which could result in increased competition and reduced prices. These adverse effects and uncertainties, coupled with high embedded costs of the Company due principally to unregulated generators and taxes, may make the Company more vulnerable than some other traditional utilities.

               The 1994 ratio of earnings to fixed charges was 1.91. Without the VERP charge, the ratio would have been 2.54. The ratios of earnings to fixed charges for 1993 and 1992 were 2.31 and 2.24, respectively.

               Firms which publish securities ratings have begun to impute certain items into the Company's interest coverage calculations and capital structure, the most significant of which is the inclusion of a "leverage" factor for unregulated generator contracts. These firms believe that the financial structure of the unregulated generators (which typically have very high debt-to-equity ratios) and the character of their power purchase agreements increase the financial risk of utilities. The Company's reported interest coverage and debt-to-equity ratios have recently been discounted by varying amounts for purposes of establishing credit ratings. Because of existing commitments for unregulated generator purchases, the imputation has had and will continue to have a materially negative impact on the Company's financial ratings.

               At present, sales of preferred stock are not possible and sales of common stock, which would cause substantial dilution to current shareholders, are financially inadvisable.

          CONSTRUCTION AND OTHER CAPITAL REQUIREMENTS
          -------------------------------------------

               The Company's total capital requirements consist of amounts for the Company's construction program, working capital needs,





          maturing debt issues and sinking fund provisions on preferred stock. Annual expenditures for the years 1992 to 1994 for construction and nuclear fuel, including related AFC and overheads capitalized, were $502.2 million, $519.6 million and $490.1 million, respectively.

               The 1995 estimate for construction additions, including overheads capitalized, nuclear fuel and AFC, is approximately $380 million, and is expected to be funded by cash provided from
          operations.   Mandatory debt and preferred  stock retirements and
          other requirements are expected to add approximately another $77 million (expected to be refinanced from external sources) to the Company's capital requirements, for a total of $ 457 million. Current estimates of total capital requirements for the years 1996 to 1999 are $475, $408, $480 and $566 million, respectively, of which $406, $358, $410 and $358 million relates to expected construction additions. The estimate of construction additions included in capital requirements for the period 1996 to 1999 will be reviewed by management during 1995 with the objective of further reducing these amounts where possible.

               The  provisions of  the  Clean Air  Act  Amendments of  1990
          (Clean Air Act) are expected to have an impact on the Company's fossil generation plants during the period through 2000 and beyond. The Company has evaluated options for compliance with Phase I of the Clean Air Act, which becomes effective on May 31, 1995 and continues through 1999. The Company spent approximately $32 and $19 million in 1994 and 1993, respectively, and has included $6 million for Phase I in its construction forecast for 1995 through 1999 to make combustion modifications at its fossil fired plants, including the installation of low NOx burners at the Dunkirk and Huntley plants. With respect to Phase II, preliminary estimates for compliance anticipate approximately $17 million in capital costs. The Company anticipates that additional expenditures of approximately $70 million may be necessary for Phase III to be incurred beyond 2000. The asset management studies, described above, include Phase I, II and III estimates for Clean Air Act compliance.

          LIQUIDITY AND CAPITAL RESOURCES
          -------------------------------

               Cash flows to meet the Company's requirements for operating, investing and financing activities during the past three years are reported in the Consolidated Statements of Cash Flows.

               During 1994, the Company raised approximately $553.9 million from external sources, consisting of $325.7 million of First Mortgage Bonds, $150 million of Preferred Stock, $29.5 million of common stock and a net increase of $48.7 million of short and





          intermediate term debt. The proceeds of the $325.7 million of First Mortgage Bonds were used to provide for the early redemption of approximately $315.7 million of higher coupon First Mortgage Bonds. The Company also retired $190 million of First Mortgage Bonds that matured during 1994.

               During January 1995, the Company completed the sale of its wholly-owned subsidiary, HYDRA-CO. Enterprises, Inc. Net cash proceeds of approximately $200 million were used to reduce short-term debt which aggregated over $400 million at December 31, 1994.

               External financing for 1995 is projected to consist of $400 to $600 million of First Mortgage Bonds depending upon the final outcome of the current rate proceeding discussed above. The Company's ability to issue more common stock to improve its capital structure is limited by the uncertainties that have depressed the stock's price. The Company would not likely pursue a new issue offering unless the common stock price was closer to book value.

               Depending  on  the  outcome  of  the  multi-year  rate  case
          discussed  above,   cash  provided  by  operations  is  generally
          expected  to   provide   sufficient  funds   for  the   Company's
          anticipated  construction program  for  1996 to  1999.   External
          financing plans are subject to periodic revision as underlying assumptions are changed to reflect developments, most importantly in its rate proceedings. The ultimate level of financing during this four year period will reflect, among other things, the extent and timing of rate relief, the Company's competitive positioning and the extent to which competition penetrates the Company's markets, uncertain energy demand due to economic conditions and capital expenditures relating to distribution and transmission load reliability projects, as well as continued expansion of the gas business. Environmental standards compliance costs, the effects of rate regulation and various regulatory initiatives, the level of internally generated funds and dividend payments, the availability and cost of capital and the ability of the Company to meet its interest and preferred
          stock  dividend coverage   requirements,  to satisfy legal
          requirements and restrictions in governing instruments and to maintain an adequate credit rating, also will impact the amount and type of future external financing.

               The Company has initiated a ten to fifteen year site investigation and remediation program that seeks a) to identify and remedy environmental contamination hazards in a proactive and cost-effective manner and b) to ensure financial participation by other responsible parties. The Company is currently aware of 89 sites with which it has been or may be associated, including 47





          which are Company-owned.   With respect  to non-owned sites,  the
          Company may be required to contribute some proportionate share of remedial costs.

               The Company has accrued a minimum liability of  $240 million
          at   December  31,   1994   for  its   estimated  liability   for
          investigation   and  remediation  of  certain  Company-owned  and
          Company-associated hazardous waste sites, which represents the low end of a range of estimates developed from the Company's ongoing site investigation and remediation program. The potential high
          end of the range is presently   estimated  at  approximately
          $1 billion, including approximately $500 million in the unlikely event the Company were required to assume 100% responsibility at non-owned sites.

               The   Company  believes   that   costs   incurred   in   the
          investigation and remediation process are recoverable in the ratesetting process as currently in effect. (See Note 9 of Notes to Consolidated Financial Statements under "Environmental Contingencies"). Rate agreements since 1991 have included a recovery mechanism and an annual allowance for costs expected to be incurred for waste site investigation and remediation. The recovery mechanism provides that expenditures over or under the allowance be deferred for future rate consideration. The Company does not expect these costs to impact external financing, although any such impact is dependent upon the timing of expenditures and associated recovery.

               The Nuclear Regulatory Commission (NRC) requires owners of nuclear power plants to place funds associated with decommissioning activities for contaminated portions of nuclear facilities into an external trust. Further, the NRC established guidelines for determining minimum amounts that must be available in the trust for these specified decommissioning activities at the time of decommissioning. Applying the NRC guidelines, the Company has estimated that the minimum requirements for Unit 1 and its share of Unit 2, respectively, will be $381 million and $173 million in 1994 dollars. The Company is seeking an increase in its rate allowance for Unit 1 and Unit 2 decommissioning in its rate case for 1995 to reflect new NRC minimum requirements. Amounts collected for the NRC minimum are being placed in an external trust. (See Note 3 of Notes to Consolidated Financial Statements under "Nuclear Plant Decommissioning").

               The Company believes that traditionally available sources of financing should be sufficient to satisfy the Company's external
          financing  needs  during the  period 1995  through  1999.   As of
          December 31, 1994, the Company could issue an additional $2,351 million aggregate principal amount of First Mortgage Bonds. This includes approximately $1,311 million from retired bonds without





          regard to an interest coverage test and approximately $1,040 million supported by additional property currently certified and available, assuming a 10% interest rate, under the applicable tests set forth in the Company's mortgage trust indenture. The Company also has $200 million of Preference Stock authorized for sale. The Company will continue to explore and use, as appropriate, other methods of raising funds.

               Ordinarily, construction related  short-term borrowings  are
          refunded with  long-term securities  on  a regular  basis.   This
          approach  generally  results in  the  Company  showing a  working
          capital deficit.    Working  capital  deficits also  may  be
          temporarily created  because   of  the  seasonal  nature   of  the
          Company's operations as well as timing differences between the collection of customer receivables and the payment of fuel and purchased power costs.

               The Company's accounts receivable increased 23% over 1993, due primarily to the effects of economic conditions in the Company's service territory. A focus on the Company's new centralized collections function will be to improve receivable collections in 1995.

               The Company has had sufficient  borrowing  capacity  to  fund such a working capital deficit as necessary. Bank credit arrangements which, at December 31, 1994, totaled $580 million
          are  used   by  the  Company  to  enhance flexibility as to the
          type and timing of its  long-term security sales.   Of  the $580
          million total available, $200 million is represented by a Revolving Credit Agreement which expires in 1997. The remainder of the arrangements are subject to review by the lenders on an ongoing basis with interest rates negotiated at the time of use.
          In 1994, the Company also obtained $161 million in bank loans, which will expire in 1995 and which the Company expects to renew.

               The Company's charter restricts the amount of unsecured indebtedness that may be incurred by the Company to 10% of consolidated capitalization plus $50 million. The Company has not reached this restrictive limit.

               The Company's securities ratings at December 31, 1994, were:

                                      Secured   Preferred     Commercial
                                        Debt      Stock         Paper
          Standard & Poors Corporation  *BBB-        BB+          A-3
          Moody's Investors Service      Baa2      *baa3          P-2
          Duff & Phelps                  BBB        *BBB-   Not applicable
          Fitch Investors  Service       BBB        *BBB-   Not applicable


          * Lowest investment grade rating

               As described further below, the security ratings set forth above are subject to revision and/or withdrawal at any time by the respective rating organizations and should not be considered a recommendation to buy, sell or hold securities of the Company.





               The Company's costs of financing and access to  markets have been and could be further negatively affected by events outside its control. The Company's securities ratings could be
          negatively   affected  by,  among  other  things,  the  Company's
          obligations to purchase power from unregulated generators. Rating agencies have expressed concern about the impact on Company financial indicators and risk that unregulated generator financial leveraging may have. The Company's securities ratings and the terms of its access to capital markets could also be negatively impacted by adverse outcomes in the 1995 and multi-year rate proceedings or rapid penetration of competition in the Company's service territory.

               In September  1994,  Moody's Investors  Service  placed  the
          credit  ratings   of  the  Company  under   review  for  possible
          downgrade. The review was prompted by both the PSC's September 1994 decision on Sithe/Alcan and the August 1994 proposal from the PSC Staff to reduce the Company's electric and gas rates over the next five years.

               Also in September 1994, Standard and Poor's (S&P) placed its ratings on the Company, Con Edison and Long Island Lighting Company on credit watch with negative implications. This action by S&P reflected continued concern about a shift in the regulatory environment in New York State that would be even more hostile to the financial health of the state's utilities. If any rating agency lowers the Company's securities rating, particularly to below investment grade, such action could increase the cost to issue new securities, and/or limit the Company's flexibility.

          REPORT OF MANAGEMENT
          --------------------

          The consolidated financial statements of Niagara Mohawk Power Corporation and its subsidiaries were prepared by and are the responsibility of management. Financial information contained elsewhere in this Annual Report is consistent with that in the financial statements.

               To meet its responsibilities with respect to financial
          information, management maintains and enforces a system of internal accounting controls, which is designed to provide reasonable assurance, on a cost effective basis, as to the integrity, objectivity and reliability of the financial records and protection of assets. This system includes communication through written policies and procedures, an organizational structure that provides for appropriate division of responsibility and the training of personnel. This system is also tested by a comprehensive internal audit program. In addition, the Company has a Corporate Policy Register and a Code of Business Conduct which supply employees with a framework describing and defining the Company's overall approach to business and requires all employees to maintain the highest level of ethical standards as well as requiring all management employees to formally affirm their compliance with the Code.

               The  financial   statements  have  been   audited  by  Price
          Waterhouse   LLP,  the  Company's   independent  accountants,  in
          accordance  with  generally  accepted  auditing  standards.    In
          planning and performing their audit, Price Waterhouse considered the Company's internal control structure in order to determine auditing procedures for the purpose of expressing an opinion on the financial statements, and not to provide assurance on the internal control structure. The independent accountants' audit does not limit in any way management's responsibility for the fair presentation of the financial statements and all other information, whether audited or unaudited, in this Annual Report. The Audit Committee of the Board of Directors, consisting of five outside directors who are not employees, meets regularly with management, internal auditors and Price Waterhouse to review and discuss internal accounting controls, audit examinations and
          financial reporting matters.   Price Waterhouse and the Company's
          internal auditors have free access to meet individually with the Audit Committee at any time, without management being present.

          REPORT OF INDEPENDENT ACCOUNTANTS
          ---------------------------------

          To the Stockholders and
          Board of Directors of
          Niagara Mohawk Power Corporation

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Niagara Mohawk Power Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

          As discussed in Note 9, the Company is a defendant in lawsuits relating to its actions with respect to certain purchased power contracts. Management is unable to predict whether the resolution of these matters will have a material effect on its financial position or results of operations. Accordingly, no provision for any liability that may result upon resolution of this uncertainty has been made in the accompanying 1994 and 1993 financial statements.

          As discussed in Note 2, certain representatives of the New York Public Service Commission have proposed: i) a plan to establish the Company's rates for its electric business based on a transition plan to market-based prices rather than based on the Company's costs and ii) disallowance of certain costs with
          respect to  unregulated generator contracts.   If these proposals
          or certain provisions thereof are implemented as proposed, the Company would be required to writedown certain assets, recognize a loss on uneconomic unregulated generator contracts and/or discontinue the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), with respect to portions of the
          Company's  business.   Such  writedowns or  losses  could have  a
          material adverse  effect on the Company's  financial position and





          results of  operations.   Because  the outcome  of these  matters
          cannot be predicted, the accompanying financial statements do not include any adjustments that might result from the resolution of these proceedings.

          /s/ Price Waterhouse LLP
          ------------------------

          Syracuse, New York
          February 1, 1995

          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
          ---------------------------------------------------------
          Consolidated Statements of Income and Retained Earnings
          -------------------------------------------------------

                                            In thousands of dollars

          For the year ended December 31,       1994        1993       1992
           Operating revenues:

           Electric                         $3,528,987  $3,332,464 $3,147,676


           Gas                                 623,191     600,967    553,851

                                             4,152,178   3,933,431  3,701,527


           Operating expenses:

           Operation:
            Fuel for electric generation       219,849     231,064    323,200

            Electricity purchased            1,107,133     863,513    650,379
            Gas purchased                      315,714     326,273    287,316

            Other operation expenses           754,695     821,247    748,023

            Employee reduction program         196,625        -          -
            Maintenance                        202,682     236,333    226,127

            Depreciation and amortization      308,351     276,623    274,090
           (Note 1)

            Federal and foreign income         117,834     162,515    183,233
              taxes (Note 7)

            Other taxes                        496,922     491,363    484,833

                                             3,719,805   3,408,931  3,177,201



           Operating income                    432,373     524,500    524,326

           Other income and deductions:
           Allowance for other funds used
           during construction                   2,159       7,119      9,648
             (Note 1)

           Federal and foreign income                                  27,729
           taxes (Note 7)                        6,365      15,440

           Other items (net)                    15,045       7,035   (16,338)


                                                23,569      29,594     21,039

           Income before interest charges      455,942     554,094    545,365
           Interest charges:

           Interest on long-term debt          264,891     279,902    290,734

           Other interest                       20,987      11,474      9,982
           Allowance for borrowed funds
           used during construction
                                               (6,920)     (9,113)   (11,783)


                                               278,958     282,263    288,933

           Net income                          176,984     271,831    256,432

           Dividends on preferred stock         33,673      31,857     36,312

           Balance available for common        143,311     239,974    219,920
           stock
           Dividends on common stock           156,060     133,908    103,784

                                              (12,749)     106,066    116,136

           Retained earnings at beginning   $  551,332   $ 445,266 $  329,130
           of year






           Retained earnings at end of         538,583     551,332    445,266
           year

           Average number of shares of
           common stock                        143,261     140,417    136,570
             outstanding (in thousands)

           Balance available per average    $     1.00  $     1.71  $    1.61
           share of common stock
           Dividends paid per share         $     1.09  $      .95  $     .76

           () Denotes deduction
          /TABLE

          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
          ---------------------------------------------------------


           CONSOLIDATED BALANCE SHEETS
           ---------------------------             In thousands of dollars
                                                     1994            1993

           At December 31,

           ASSETS

           Utility plant (Note 1):
           Electric plant                          $ 8,285,263   $ 7,991,346

           Nuclear fuel                                504,320       458,186

           Gas plant                                   922,459       845,299

           Common plant                                291,962       244,294


           Construction work in progress               481,335       569,404

              Total utility plant                   10,485,339    10,108,529
           Less:  Accumulated depreciation and       3,449,696     3,231,237
           amortization

              Net utility plant                      7,035,643     6,877,292

           Other property and investments              224,039       209,051


           Current assets:
           Cash, including temporary cash
           investments of $50,052 and $100,182,                      124,351
           respectively                                 94,330
           Accounts receivable (less allowance
           for doubtful accounts of $3,600)            317,282       258,137
           (Note 9)
           Unbilled revenues (Note 1)                  196,700       197,200

           Electric margin recoverable                  66,796        21,368
           Materials and supplies, at average
           cost:
              Coal and oil for production of            31,652        29,469
              electricity

              Gas storage                               30,931        31,689
              Other                                    150,186       163,044
           Prepayments:

              Taxes                                     43,249        23,879
              Pension expense (Note 8)                    -           37,238

           Other                                        45,189        34,382




                                                       976,315       920,757

                                                              Regulatory and other assets (Note 2):


           Unamortized debt expense                    153,047       154,210
           Deferred recoverable energy costs            62,884        67,632
           Deferred finance charges                    239,880       239,880

           Income taxes recoverable                    465,109       558,771
           Recoverable environmental restoration       240,000       240,000
           costs (Note 9)
           Other                                       252,522       203,734

                                                     1,413,442     1,464,227
                                                   $ 9,649,439    $9,471,327
          /TABLE


          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
          ---------------------------------------------------------
           CONSOLIDATED BALANCE SHEETS                         In thousandsof dollars
           ---------------------------
                                                                 1994            1993
                                           At December 31,


           CAPITALIZATION AND LIABILITIES
           Capitalization (Note 5):

           Common stockholders' equity:
           Common stock, issued 144,311,466
            and 142,427,057 shares,
            respectively                                       $  144,311   $ 142,427

            Capital stock premium and expense                   1,779,504    1,762,706

              Retained earnings                                   538,583      551,332

                                                                2,462,398    2,456,465
           Non-redeemable preferred stock                         290,000      290,000

           Mandatorily redeemable preferred stock                 256,000      123,200

           Long-term debt                                       3,297,874    3,258,612
              Total capitalization                              6,306,272    6,128,277

           Current liabilities:
           Short-term debt (Note 6)                               416,750      368,016





                                                                   77,971      216,185
           Long-term debt due within one year (Note 5)

           Sinking fund requirements on redeemable preferred       10,950       27,200
             stock (Note 5)
           Accounts payable                                       277,782      299,209

           Payable on outstanding bank checks                      64,133        5,284
           Customers' deposits                                     14,562       14,072

           Accrued taxes                                           43,358       56,382
           Accrued interest                                        63,639       70,529

           Accrued vacation pay                                    36,550       40,178
           Other                                                   77,818       39,565

                                                                1,083,513    1,166,620

           Regulatory and other liabilities:
           Accumulated deferred income taxes (Notes 1 and 7).   1,258,463    1,344,259


           Deferred finance charges (Note 2)                      239,880      239,880
           Employee pension and other benefits (Note 8)           235,741       35,507

           Unbilled revenues (Note 1)                              93,668       94,968
           Deferred pension settlement gain                        50,261       62,282

           Other                                                  141,641      159,534
                                                                2,019,654    1,936,430

           Commitments and contingencies (Notes 2 and 9):
           Liability for environmental restoration                240,000      240,000

                                                               $9,649,439   $9,471,327
          /TABLE

                             NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
          ---------------------------------------------------------

          CONSOLIDATED STATEMENTS OF CASH FLOWS

               Increase (Decrease) in Cash


                                         In thousands of dollars
                 For the year ended December 31,              1994       1993        1992

           Cash flows from operating activities:
           Net income                                      $176,984   $271,831    $256,432
           Adjustments to reconcile net income to   net           cash provided by operating
            activities:
           Amortization of nuclear replacement             (23,081)
            power cost disallowance.                       308,351    (23,720)     (39,547)
           Depreciation and amortization                    37,887    276,623      274,090
           Amortization of nuclear fuel                      7,866     35,971       26,159
           Provision for deferred income taxes             (45,428)    30,067       55,929
           Electric margin recoverable                     196,625     (9,773)       3,670
           Employee reduction program                                    -            -
           Allowance for other funds used during           (2,159)
            construction                                              (7,119)      (9,648)
           Deferred recoverable energy costs                4,748      (5,688)     (14,329)
           (Gain)\loss on investments - net                    -       (5,490)      44,296
           Deferred operating expenses                         -       15,746       20,257
           Increase in net accounts receivable             (59,145)   (36,972)    (44,969)
           (Increase) decrease in materials and supplies     6,290     43,581     (28,293)
           Increase (decrease) in accounts payable and
            accrued expenses                                (5,991)    15,716      31,025
           Increase (decrease) in accrued interest and
            taxes                                          (19,914)   3,996        10,133
           Changes in other assets and liabilities          14,188    10,624       39,565

             Net cash provided by operating activities     597,221    615,393     624,770

           Cash flows from investing activities:
              Construction additions                       (439,289)  (506,267)    (452,497)
              Nuclear fuel                                  (46,134)   (12,296)     (37,247)
              Less:  Allowance for other funds used
                during construction                           2,159      7,119        9,648

              Acquisition of utility plant                 (483,264)  (511,444)    (480,096)
              (Increase) decrease in materials and
                supplies related to construction              5,143      3,837       (7,359)
              Increase (decrease) in accounts payable
                and accrued expenses related to
                construction                                (1,498)      3,929        7,756
              Increase in other investments                 (23,375)   (26,774)     (11,615)
              Proceeds from sale of subsidiary                  -       95,408         -
              Other                                         (17,979)   (15,260)     (31,588)

                   Net cash used in investing activities   (520,973)  (450,304)    (522,902)
           Cash flows from financing activities:
              Proceeds from sale of common stock             29,514    116,764       13,340
              Proceeds from long-term debt                  424,705    635,000      835,000
              Issuance of preferred stock                   150,000        -           -
              Redemption of preferred stock                 (33,450)   (47,200)     (41,950)
              Reductions of long-term debt                 (526,584)  (641,990)    (796,795)
              Net change in short-term debt                   48,734    50,318       90,130
              Dividends paid                               (189,733)  (165,765)    (140,296)
              Other                                          (9,455)   (31,759)     (44,781)

                 Net cash used in financing activities     (106,269)   (84,632)     (85,352)

           Net increase (decrease) in cash                 (30,021)     80,457       16,516
           Cash at beginning of year                       124,351      43,894       27,378

           Cash at end of year                             $94,330    $ 124,351     $43,894

           Supplemental disclosures of cash flow
           information:
              Cash paid during the year for:
                   Interest                                $ 300,242  $ 300,791     $323,972
                   Income taxes                              136,876    106,202      76,519

           Supplemental schedule of noncash investing and
            financing activities:
           Liability for environmental restoration              -        25,000      15,000

           /TABLE

          Notes to Consolidated Financial Statements


          NOTE 1.  Summary of Significant Accounting Policies

               The Company is subject to regulation by the PSC and FERC with respect to its rates for service under a methodology which establishes prices based on the Company's cost. The Company's accounting policies conform to generally accepted accounting principles, as applied to regulated public utilities, and are in accordance with the accounting requirements and ratemaking practices of the regulatory authorities (See "Exposure Draft on Impairment of Assets" below and Note 2. "Rate and Regulatory Issues and Contingencies").

          PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

          UTILITY PLANT: The cost of additions to utility plant and of replacements of retirement units of property is capitalized.
          Cost includes direct material, labor, overhead and allowance for funds used during construction (AFC). Replacement of minor items of utility plant and the cost of current repairs and maintenance is charged to expense. Whenever utility plant is retired, its original cost, together with the cost of removal, less salvage, is charged to accumulated depreciation.

          ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION: The Company capitalizes AFC in amounts equivalent to the cost of funds devoted to plant under construction. AFC rates are determined in accordance with FERC and PSC regulations. The AFC rate in effect at December 31, 1994 was 5.75%. AFC is segregated into its two components, borrowed funds and other funds, and is reflected in the Interest charges and the Other income and deductions sections, respectively, of the Consolidated Statements of Income.

          DEPRECIATION, AMORTIZATION AND NUCLEAR GENERATING PLANT DECOMMISSIONING COSTS: For accounting and regulatory purposes, depreciation is computed on the straight-line basis using the remaining service lives for nuclear and hydro classes of depreciable property and the average service lives for all other classes. The percentage relationship between the total provision for depreciation and average depreciable property was 3.3% for 1994, 3.2% for 1993 and 3.3% for 1992. The Company performs depreciation studies to determine service lives of classes of property and adjusts the depreciation rates periodically.

               Estimated decommissioning costs (costs to remove a nuclear plant from service in the future) for the Company's Unit 1 and its share of Unit 2 are being accrued over the service lives of the units, recovered in rates through an annual allowance and currently charged to operations through depreciation. The

          Company expects to commence decommissioning of both units shortly after cessation of operations at Unit 2 (currently planned for 2026), using a method which removes or decontaminates Unit components promptly at that time. (See Note 3. "Nuclear Plant Decommissioning".)

               The Financial Accounting Standards Board (FASB) has added to its agenda a project on accounting for obligations for decommissioning of nuclear power plants. The objective of the FASB's project is to determine when a liability for nuclear decommissioning should be recognized, how any such liability should be measured, and whether a corresponding asset is created. If current electric utility industry accounting practices for such decommissioning are changed, the Company may be required to record the estimated cost for decommissioning as a liability rather than as accumulated depreciation, establish a regulatory asset for the difference between the amount accrued to date and the total estimated decommissioning liability and report income from the external decommissioning trusts as investment income rather than as a reduction to decommissioning expense. The annual provisions for decommissioning could increase. The Company does not believe that such changes, if required, would have an adverse effect on results of operations due to the Company's belief that decommissioning costs will continue to be recovered in rates (see "Exposure Draft on Impairment of Assets", below).

               Amortization of the cost of nuclear fuel is determined on the basis of the quantity of heat produced for the generation of electric energy. The cost of disposal of nuclear fuel, which presently is $.001 per kilowatt-hour of net generation available for sale, is based upon a contract with the U.S. Department of Energy. These costs are charged to operating expense and recovered from customers through base rates or through the fuel adjustment clause.

          REVENUES: Revenues are based on cycle billings rendered to certain customers monthly and others bi-monthly. Although the Company commenced the practice in 1988 of accruing electric revenues for energy consumed and not billed at the end of the fiscal year, the impact of such accruals has not yet been fully recognized in the Company's results of operations because of regulatory requirements. At December 31, 1994 and 1993, approximately $71.8 million and $74.1 million, respectively, of unbilled electric revenues remained unrecognized in results of operations, are included in Deferred Credits and may be used to reduce future revenue requirements. At December 31, 1994 and 1993, the Company accrued $21.9 and $20.9 million, respectively, of unbilled gas revenues which remained unrecognized in results of operations and will similarly be used to reduce future gas revenue requirements.

               The Company's tariffs include electric and gas adjustment clauses under which energy and purchased gas costs, respectively, above or below the levels allowed in approved rate schedules, are billed or credited to customers. The Company, as authorized by the PSC, charges operations for energy and purchased gas cost increases in the period of recovery. The PSC has periodically authorized the Company to make changes in the level of allowed energy and purchased gas costs included in approved rate schedules. As a result of such periodic changes, a portion of energy costs deferred at the time of change would not be recovered or may be overrecovered under the normal operation of the electric and gas adjustment clauses. However, the Company has to date been permitted to defer and bill or credit such portions to customers, through the electric and gas adjustment clauses, over a specified period of time from the effective date of each change.

               The Company's electric fuel adjustment clause (FAC) provides for partial pass-through of fuel and purchased power cost fluctuations from amounts forecast, with the Company absorbing a portion of increases or retaining a portion of decreases up to a maximum of $15 million per rate year. Thereafter, 100% of the fluctuation is passed on to ratepayers. The Company also shares with ratepayers fluctuations from amounts forecast for net resale margin and transmission benefits, with the Company retaining/absorbing 40% and passing 60% through to ratepayers. The amounts retained or absorbed in 1992 through 1994 were not material.

               In the Company's current rate proceeding the Company has proposed to eliminate the FAC and replace it with the fuel adjustment mechanism (FAM). If this is implemented, the portion of fuel and purchase power cost fluctuations, from amounts forecast, that the Company would retain or absorb could reach a maximum of $20 million per rate year. For the additional years of the rate proceeding's five-year plan (1996-1999), the 1995 monthly fuel cost would form the basis for the forecast.

               Beginning in 1991, the Company's rate agreements provided for NERAM, which permits the Company to reconcile actual results to forecast electric public sales gross margin as defined and utilized in establishing rates. Depending on the level of actual sales, a liability to customers was created if sales exceed the forecast and an asset recorded for a sales shortfall, thereby generally preserving recorded electric gross margin at the level forecast in established rates. The 1994 rate settlement provided for the operation of the NERAM through December 31, 1994. Recovery or refund of accruals pursuant to the NERAM is accomplished by a surcharge (either plus or minus) to customers over a twelve-month period, to begin when cumulative amounts reach certain specified levels. While the NERAM may be terminated in 1995, the recovery period of the outstanding balance as of December 31, 1994 will not be affected.

               In February 1994, the Company implemented a weather normalization clause for retail customers who use gas for heating to reflect the impact of variations from normal weather on a billing month basis for the months of October through May, inclusive. Normal weather is defined as the 30 year average daily high and low temperatures for the Company's main gas service territory. The weather normalization clause will only be activated if the actual weather deviates 2.2% or more from the normal weather. Weather normalization clause adjustments were not significant to 1994 gas revenues.

               Rate agreements since 1991 also include MERIT, under which the Company has the opportunity to achieve earnings above its allowed return on equity based on attainment of specified goals associated with its self-assessment process. The MERIT program provides for specific measurement periods and reporting for PSC approval of MERIT earnings. Approved MERIT awards are billed to customers over a period not greater than twelve months. The Company records MERIT earnings when attainment of goals is approved by the PSC or when objectively measured criteria are achieved. MERIT expires at the end of 1995.

          FEDERAL INCOME TAXES: As directed by the PSC, the Company defers any amounts payable pursuant to the alternative minimum tax rules. Deferred investment tax credits are amortized to Other Income and Deductions over the useful life of the underlying property.

          STATEMENT OF CASH FLOWS: The Company considers all highly liquid investments, purchased with a remaining maturity of three months or less, to be cash equivalents.

          RECLASSIFICATIONS: Certain amounts from prior years have been reclassified on the accompanying Consolidated Financial
          Statements to conform with the 1994 presentation.

          EXPOSURE DRAFT ON IMPAIRMENT OF ASSETS: In November 1993, the FASB issued an Exposure Draft on ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS. The Exposure Draft would require companies, including utilities, to assess the need to recognize a loss whenever events or circumstances occur which indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized if the sum of the future undiscounted net cash flows expected to be generated by an asset is less than its book value. The amount of the loss would be based on a comparison of book value to fair value. The Exposure Draft would also amend Statement of Financial Accounting
          Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," (SFAS No. 71) to require writeoff of a regulatory asset if it is no longer probable that future revenues will recover the cost of the asset.

               The Exposure Draft, which is expected to become applicable in 1996, may have consequences to a number of utilities, including the Company, which are facing growing competitive threats that may erode future prices, and which have relatively high-cost nuclear generating assets and unregulated generator contracts. The Company is also faced with ratemaking proposals by the PSC Staff in the current 1995 and multi-year rate cases, and by the Administrative Law Judges (ALJ's) Recommended Decision in the 1995 case, that would likely result in asset impairment issues under the Exposure Draft provisions if the PSC Staff's proposals or the Recommended Decision are adopted by the PSC.
          See Management's Discussion and Analysis - "Regulatory Agreements/Proposals" for a more extensive discussion of the competitive threats facing the Company and of the PSC Staff's proposals and the ALJ's Recommended Decision.

               While the Company is unable to determine the financial consequences of applying the provisions of the Exposure Draft, if the PSC Staff's proposals and/or the ALJ's Recommended Decision are adopted, they would have a material adverse effect on the Company's financial position and results of operations.





          NOTE 2.  Rate and Regulatory Issues and Contingencies
          -----------------------------------------------------

               In accordance with SFAS No. 71, the Company's financial statements reflect assets and costs based on ratemaking conventions, as approved by the PSC and the FERC. Certain expenses and credits, normally reflected in income as incurred, are only recognized when included in rates and recovered from or refunded to customers. Historically, all costs of this nature which are determined by the regulators to have been prudently incurred have been recoverable through rates in the course of normal ratemaking procedures and the Company believes that the items detailed below will be afforded similar treatment.

               Continued accounting under SFAS No. 71 requires, among other things, that rates be designed to recover specific costs of providing regulated services and products and that it be reasonable to assume that rates are set at levels that will recover a utility's costs and can be charged to and collected from customers. When a utility determines it can no longer apply the provisions of SFAS No. 71 to all or a part of its operation, it must eliminate from its balance sheet, the effects of actions of regulators that had been recorded previously as assets and liabilities pursuant to SFAS No. 71 but which would have not been so accounted for by enterprises in general.

               The Company's proposed multi-year rate plan for 1995-1999 contemplates no change in this approach to such reporting, even though the plan recognizes that in a more competitive environment an effective response to the general pressure to manage costs and preserve or expand markets is vital to maintaining profitability. The Company's proposed plan includes the establishment of rates for 1995 on a cost of service basis, followed by an index-based approach to rates for 1996 through 1999. The index is based on inflation factors believed to be indicative of cost increases to be experienced by the Company. The proposal for 1996-1999 also includes adjustment factors related to events outside the Company's control and a mechanism for resetting rates if the expected return on equity falls below a minimum threshold. Therefore, the Company believes that it can continue to apply SFAS No. 71 under its multi-year rate proposal.

               The PSC Staff has proposed a multi-year ratesetting plan which the Company believes would require write-down of certain assets, would not permit the continued application of SFAS No. 71 to its generation operations and may similarly jeopardize application of SFAS No. 71 to its transmission and distribution operations under certain circumstances. The ALJ's Recommended Decision proposes to disallow from recovery approximately $18 million of unregulated generator costs, recommends a prudence investigation of the Company's unregulated generator contract practices absent a multi-year rate plan, proposes to reduce the level of departmental expenses and gross margin because of "lack of support" and states that the VERP savings could be used to further reduce the rate increase recommended. See Management's Discussion and Analysis of Financial Condition and Results of Operations - "Regulatory Agreements/Proposals" for a discussion of the PSC Staff's and ALJ's proposals and potential financial consequences. In the event that the Company is required to write-down its assets, recognize a loss on uneconomic unregulated generator contracts and/or could no longer apply SFAS No. 71 to either its generation operations or to its entire electric business, a material adverse effect on its financial condition and results of operations would result.

               The Company believes the financial consequences to be of an order of magnitude that would adversely affect the Company's financial position and results of operations, its ability to access the capital markets on reasonable and customary terms, its dividend paying capacity, its ability to continue to make payments to unregulated generators and its ability to maintain current levels of service to its customers.

               The Company has recorded the following regulatory assets.


                                                         (In thousands)

                        At December 31,           1994            1993
           Income taxes recoverable           $  465,109      $  558,771

           Recoverable environmental
           restoration costs                     240,000         240,000

           Deferred finance charges              239,880         239,880
           Unamortized debt expense              153,047         154,210

           Deferred postretirement benefit        67,486          30,741
           costs
           Deferred recoverable energy costs      62,884          67,632

           Deferred unregulated generator
           contract termination costs             38,286          50,680

           Deferred gas pipeline costs            17,000          31,000
           Other                                 129,750          91,313

           Total                              $1,413,442      $1,464,227

          INCOME TAXES RECOVERABLE represents the expected future recovery from ratepayers of the tax consequences of temporary differences between the recorded book bases and the tax bases of assets and liabilities. These amounts are amortized and recovered as the related temporary differences reverse. In January 1993, the PSC issued a Statement of Interim Policy on Accounting and Ratemaking Procedures that required adoption of Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS No. 109) on a revenue-neutral basis.

          RECOVERABLE ENVIRONMENTAL RESTORATION COSTS represent the Company's share of the estimated costs to investigate and perform certain remediation activities at both Company-owned sites and non-owned sites with which it may be associated. Current rates provide an annual allowance to recover anticipated annual expenditures.

          DEFERRED FINANCE CHARGES represent the deferral of the discontinued portion of AFC related to construction work in progress (CWIP) at Unit 2 which was included in rate base. In
          1985, pursuant to PSC authorization, the Company discontinued accruing AFC on CWIP for which a cash return was being allowed.

          This amount, which was accumulated in deferred debit and credit accounts up to the commercial operation date of Unit 2, awaits future disposition by the PSC. A portion of the deferred credit could be utilized to reduce future revenue requirements over a period shorter than the life of Unit 2, with a like amount of deferred debit amortized and recovered in rates over the remaining life of Unit 2.

          UNAMORTIZED DEBT EXPENSE represents the costs to issue long-term debt securities including premiums on certain debt retirements prior to maturity. These amounts are amortized as interest expense ratably over the lives of the related issues in accordance with PSC directives.

          DEFERRED POSTRETIREMENT BENEFIT COSTS represent the excess of such costs recognized in accordance with Statement of Financial Accounting Standards No. 106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106) over the amount received in rates. In accordance with the PSC policy statement, postretirement benefit costs other than pensions are being phased-in to rates over a five-year period and amounts deferred will be amortized and recovered over a period not to exceed 20 years.

          DEFERRED RECOVERABLE ENERGY COSTS includes the difference between actual fuel costs and the fuel revenues received through the Company's fuel adjustment clause. The balance also includes the unamortized portion of the Company's mandated contribution to decommission the Department of Energy's (DOE) uranium enrichment facilities. The costs to decommission DOE facilities result from the Energy Policy Act of 1992, which requires domestic utilities to contribute amounts, escalated for inflation, based upon the amount of uranium enriched by DOE for each utility. The fuel costs are amortized as they are collected from customers while the costs to decommission the DOE facilities are being amortized and recovered, as a fuel cost, over a period ending in 2006.

          DEFERRED UNREGULATED GENERATORS CONTRACT TERMINATION COSTS represent the Company's cost to buy out certain unregulated generator projects. Approximately $15 million of these costs are currently being recovered over a three-year period beginning in 1994. The remaining costs are being addressed in the Company's current rate filing.

          DEFERRED GAS PIPELINE COSTS represent the estimated restructuring costs the Company anticipates incurring as a result of FERC Order No. 636. These costs are treated as a cost of purchased gas and are recoverable through the operation of the gas adjustment clause mechanism, or direct surcharge to transportation customers over a period of approximately 7 years beginning in 1994, with recovery more heavily weighted in the first 3 years.

               All other regulatory assets are generally being amortized over various periods or addressed in the Company's current rate filing under a provision which proposes recovery using a one-year rate surcharge.

               The above regulatory assets are generally not included in rate base (and therefore do not earn a return) either because an outlay of funds has not yet occurred or as a result of regulatory policy.





          NOTE 3.  Nuclear Operations
          ---------------------------

               The Company is the owner and operator of the 613 MW Unit 1 and the operator and a 41% co-owner of the 1,062 MW Unit 2. Unit 1 was placed in commercial operation in 1969 and Unit 2 in 1988.

          UNIT 1 ECONOMIC STUDY: Under the terms of a previous regulatory agreement, the Company agreed to prepare and update studies of the advantages and disadvantages of continued operation of Unit
          1. The 1990 study recommended continued operation of Unit 1 over the next fuel cycle, and the 1992 study indicated that the Unit could continue to provide benefits for the term of its license
          (2009) if operating costs could be reduced and generating output improved above its then historical average.

               The 1994 study again confirmed that continued operation over the remaining term of its license is warranted. The Company will continue as a matter of course to examine the economic and strategic issues related to operation of all its generating units.

               The operating experience at Unit 1 has improved substantially since the prior study. At December 31, 1994, Unit 1's capacity factor has been about 94% since the 1993 refueling outage.

               The Company's net investment in Unit 1 is approximately $575 million, exclusive of decommissioning costs.

          UNIT 1 STATUS: A scheduled refueling outage began on February 8, 1995. Using the net design electric rating as a basis, Unit 1's capacity factor for 1994 was approximately 92%. Using NRC guidelines, which reflect net maximum dependable capacity during the most restrictive seasonal conditions, Unit 1's capacity factor was approximately 99%.

          UNIT 2 STATUS: The next refueling outage is scheduled to begin in April 1995. Using the net design electric rating as a basis, Unit 2's capacity factor for 1994 was approximately 90%. Using NRC guidelines as described above, Unit 2's capacity factor was approximately 96%.

          NUCLEAR PLANT DECOMMISSIONING: The Company estimates the cost of decommissioning Unit 1 and its ownership interest in Unit 2 at December 31, 1994 as follows:
                                                Unit 1            Unit 2
               Site Study (year)                1994              1989 (a)
               End of Plant Life (year)         2009              2026
               Radioactive Dismantlement
                 to Begin (year)                2026              2029

               Method of Decommissioning       Delayed         Immediate
                                               Dismantlement  Dismantlement





               Cost of Decommissioning (in 1994 dollars) (in millions)

                  Radioactive Components          $344            $207

                  Non-radioactive Components        51              33

                  Fuel Dry Storage/Continuing Care 132              50

                                                  $527            $290

               (a) The estimate of Unit 2's decommissioning costs was updated by extrapolating data from the updated Unit 1 decommissioning estimate. The Unit 2 estimate should be considered preliminary, as the Company expects to perform a more detailed study in 1995.

               The Company estimates by the time decommissioning is completed, the above costs will ultimately amount to $1.4 billion and $1.0 billion for Unit 1 and Unit 2, respectively, using 2.3% as an initial inflation factor. This factor increases gradually, reaching a maximum of 3.4% in the year 2004 and for the years thereafter.

               In addition to the costs mentioned above, the Company expects to incur post-shutdown costs for plant rampdown, insurance and property taxes. In 1994 dollars, these costs are expected to amount to $110 million and $80 million for Unit 1 and the Company's share of Unit 2, respectively. The amounts will escalate to $235 million and $405 million for Unit 1 and the Company's share of Unit 2, respectively.

               Based upon a 1989 study the Company had previously estimated the cost to decommission Unit 1 to be approximately $416 million in 2009 ($263 million in 1994 dollars). In addition, non-radioactive dismantlement costs were estimated to be $25 million in 1994 dollars. The 1989 estimate was based upon a dismantlement of Unit 1 at the end of its useful life in 2009. The $527 million estimate assumes a delayed dismantlement to coincide with Unit 2 and was prepared in connection with the Economic Study discussed above. The estimate differs from the 1989 estimate primarily due to an increase in burial costs and the inclusion of nuclear fuel storage charges and costs for continuing care. The delayed dismantlement approach should be the most economic after applying the Company's current weighted average cost of capital.

               The Company, in a 1989 study, estimated its 41% share of the cost to decommission Unit 2 to be $316 million in 2026 dollars ($112 million in 1994 dollars). In addition, the Company's share of non-radioactive dismantlement cost were estimated to be $18 million (in 1994 dollars). The $290 million estimate differs from the 1989 study primarily due to an increase in burial costs and the inclusion of nuclear fuel storage charges and costs for continuing care.

               Decommissioning costs recovered in rates are reflected in Accumulated Depreciation and Amortization on the Balance Sheet and amount to $134.1 million and $113.9 million at December 31, 1994 and 1993, respectively for both Units. The annual allowance for Unit 1 and the Company's share of Unit 2 for the years ended December 31, 1994, 1993 and 1992 was approximately $18.7, $18.7 and $23.1 million, respectively. These amounts were based on the 1989 study. The FASB has added to its agenda a project on accounting for obligations for decommissioning of nuclear power plants (See Note 1. "Depreciation, Amortization and Nuclear Generating Plant Decommissioning Costs").

               NRC regulations require owners of nuclear power plants to place funds into an external trust to provide for the cost of decommissioning contaminated portions of nuclear facilities and establish minimum amounts that must be available in such a trust at the time of decommissioning. As of December 31, 1994, the fair value of funds accumulated in the Company's external trusts were $74.0 million for Unit 1 and $18.7 million for its share of Unit 2. The investments are included in Other property and investments. Earnings on the external trust aggregated $13.1 million through December 31, 1994 and, because they are available to fund decommissioning, have also been included in Accumulated Depreciation and Amortization (See Note 10. "Disclosures about
          Fair Value of Financial Instruments"). Amounts recovered for non-radioactive dismantlement are accumulated in an internal reserve fund which has an accumulated balance of $37.1 million at December 31, 1994.

               The NRC minimum decommissioning cost calculation is based upon a 1986 cost estimate escalated by increases in labor, energy, and burial cost factors. A substantial increase in burial costs, partly offset by reduced estimates in the volumes of waste to be disposed, increased the NRC minimum requirement for Unit 1 to $381 million in 1994 dollars and the Company's share of Unit 2 to $173 million in 1994 dollars. The Company's 1995 rate filing includes an aggregate increase of $8 million in decommissioning allowances to reflect funding to the increased NRC minimum requirements. In its next rate filing the Company intends to seek decommissioning allowances necessary to fund to the Company's 1994 decommissioning estimates discussed above. There is no assurance that the decommissioning allowance recovered in rates will ultimately aggregate a sufficient amount to decommission the units. The Company believes that if decommissioning costs are higher than currently estimated, the costs would ultimately be included in the rate process.

          NUCLEAR LIABILITY INSURANCE: The Atomic Energy Act of 1954, as amended, requires the purchase of nuclear liability insurance from the Nuclear Insurance Pools in amounts as determined by the NRC. At the present time, the Company maintains the required $200 million of nuclear liability insurance.

               In 1993, the statutory liability limits for the protection of the public under the Price-Anderson Amendments Act of 1988 (the Act) were further increased. With respect to a nuclear incident at a licensed reactor, the statutory limit, which is in excess of the $200 million of nuclear liability insurance, is currently $8.3 billion without the 5% surcharge discussed below. This limit would be funded by assessments of up to $75.5 million against each of the 110 presently licensed nuclear reactors in the United States, payable at a rate not to exceed $10 million per reactor per year. Such assessments are subject to periodic inflation indexing and to a 5% surcharge if funds prove insufficient to pay claims.

               The Company's interest in Units 1 and 2 could expose it to a potential loss, for each accident, of $111.8 million through assessments of $14.1 million per year in the event of a serious nuclear accident at its own or another licensed U.S. commercial nuclear reactor. The amendments also provide, among other things, that insurance and indemnity will cover precautionary evacuations, whether or not a nuclear incident actually occurs.

          NUCLEAR PROPERTY INSURANCE: The Nine Mile Point Nuclear Site has $500 million primary nuclear property insurance with the Nuclear Insurance Pools (ANI/MRP). In addition, there is $1.4 billion, in excess of the $500 million primary nuclear insurance, with Nuclear Electric Insurance Limited (NEIL) and $850 million, which is also in excess of the $500 million primary and the $1.4 billion excess nuclear insurance, also with NEIL. The total nuclear property insurance is $2.75 billion. NEIL is a utility industry-owned mutual insurance company chartered in Bermuda. NEIL also provides insurance coverage against the extra expense incurred in purchasing replacement power during prolonged accidental outages. The insurance provides coverage for outages for 156 weeks, after a 21-week waiting period.

               NEIL insurance is subject to retrospective premium adjustment under which the Company could be assessed up to approximately $15.8 million per loss.

          LOW LEVEL RADIOACTIVE WASTE: The Federal Low Level Radioactive Waste Policy Act as amended in 1985 requires states to join compacts or to individually develop their own low level radioactive waste disposal site. In response to the Federal law, New York State decided to develop its own site because of the large volume of low level radioactive waste it generates, and committed to develop a plan for the management of low level radioactive waste in New York State during the interim period until a disposal facility is available.

               New York State is still developing disposal methodology and acceptance criteria for a disposal facility. The latest New York State low level radioactive waste site development schedule now assumes two possible siting scenarios, a volunteer approach and a non-volunteer approach, either of which would begin operation in 2001. Effective July 1, 1994, access to the Barnwell, South Carolina waste disposal facility was denied, by the state of South Carolina to out-of-region low level radioactive waste generators, including New York State. The Company has implemented a low level radioactive waste management program so that Unit 1 and Unit 2 are prepared to properly handle interim on-site storage of low level radioactive waste for at least a 10 year period.

          NUCLEAR FUEL DISPOSAL COST:  In January 1983, the Nuclear Waste
          Policy Act of 1982 (the Nuclear Waste Act) established a cost of

          $.001 per kilowatt-hour of net generation for current disposal of nuclear fuel and provides for a determination of the Company's liability to the Department of Energy (DOE) for the disposal of nuclear fuel irradiated prior to 1983. The Nuclear Waste Act also provides three payment options for liquidating such liability and the Company has elected to delay payment, with interest, until 1998, the year in which the Company had initially planned to ship irradiated fuel to an approved DOE disposal facility (See Note 5 of Notes to the Consolidated Financial Statements - "Capitalization"). Progress in developing the DOE facility has been slow and it is anticipated that the DOE facility will not be ready to accept deliveries until at least 2010. The Company does not anticipate that the DOE will accept all of its spent fuel immediately upon opening of the facility, but rather expects a transfer period of as long as 20 years. The Company has several alternatives under consideration to provide additional storage facilities, as necessary. Each alternative will likely require NRC approval, may require other regulatory approvals and would likely require the incurrance of additional costs. The Company does not believe that the possible unavailability of the DOE disposal facility until 2010 will inhibit operation of either Unit.

          NOTE 4.  Jointly-Owned Generating Facilities
          --------------------------------------------

               The following table reflects the Company's share of jointly-owned generating facilities at December 31, 1994. The Company is required to provide its respective share of financing for any additions to the facilities. Power output and related expenses are shared based on proportionate ownership. The Company's share of expenses associated with these facilities is included in the appropriate operating expenses in the Consolidated Statements of Income.

                                                            In thousands of dollars

                                     Percentage                   Accumulated   Construction
                                     Ownership    Utility Plant  depreciation      work in
                                                                                  progress

           Roseton Steam Station
             Units No. 1 and 2 (a)        25         $   93,090      $ 46,625        $ 2,679

           Oswego Steam Station
             Unit No. 6 (b)               76         $  270,498      $106,343        $ 5,143


           Nine Mile Point Nuclear
             Station Unit No. 2 (c)       41         $1,504,185      $252,747        $12,029


            (a) The remaining ownership interests are Central Hudson Gas and Electric Corporation, the operator of the plant
                (35%), and Consolidated Edison Company of New York, Inc. (40%).  On March 30, 1994, the Company and Central
                Hudson Gas and Electric Corporation (CHG&E) terminated and cancelled the 1987 agreement where CHG&E had agreed to acquire the Company's 25% interest in the plant in ten equal installments of 2.5% (30 mw.) starting on
                December 31, 1994 and on each December 31 thereafter.  The cancellation agreement is subject to PSC approval.
                Output of Roseton Units No. 1 and 2, which have a capability of 1,200,000 kw., is shared in the same proportions as the cotenants' respective ownership interests.

            (b) The Company is the operator.  The remaining ownership interest is Rochester Gas and Electric Corporation (24%).
                Output of Oswego Unit  No. 6, which has a capability of 850,000 kw., is shared in the same  proportions as the cotenants' respective ownership interests.

            (c) The Company is the operator.  The remaining ownership interests are Long Island Lighting Company (18%), New
                York State Electric and Gas Corporation (18%), Rochester Gas and Electric Corporation (14%), and Central Hudson
                Gas and Electric Corporation (9%).  Output of Unit 2, which has a capability of 1,062,000 kw., is shared in the same proportions as the cotenants' respective ownership interests.
          /TABLE

          NOTE 5.  Capitalization
          -----------------------

          CAPITAL STOCK

               The Company is authorized to issue 185,000,000 shares of common stock, $1 par value; 3,400,000 shares of preferred stock, $100 par value; 19,600,000 shares of preferred stock, $25 par value; and 8,000,000 shares of preference stock, $25 par value. The table below summarizes changes in the capital stock issued and outstanding and the related capital accounts for 1992, 1993 and 1994:

                                   Common Stock $1 par value            Preferred Stock $100 par value

                                                                             Non-
                                   Shares            Amount*        Shares        Redeemable*        Redeemable*
          December 31, 1991     136,099,654         $136,100       2,490,000      $210,000           $39,000 (a)

          Issued                  1,059,953             1,060          -               -                   -

          Redemptions                                               (78,000)         -                (7,800)

          Foreign currency
          translation adjustment
          ---------------------------------------------------------------------------------------------------------
          December 31, 1992:    137,159,607          137,160       2,412,000       210,000            31,200 (a)

          Issued                  5,267,450            5,267            -            -                   -

          Redemptions                                               (18,000)        -                (1,800)

          Foreign currency
          translation adjustment
          ---------------------------------------------------------------------------------------------------------
          December 31, 1993:    142,427,057          142,427       2,394,000       210,000            29,400 (a)

          Issued                  1,884,409            1,884            -            -                   -

          Redemptions                                                (18,000)        -                (1,800)

          Foreign currency
          translation adjustment
          ---------------------------------------------------------------------------------------------------------
          December 31, 1994:    144,311,466         $144,311       2,376,000       210,000           $27,600 (a)
          ---------------------------------------------------------------------------------------------------------
          * In thousands of dollars
          (a) Includes sinking fund requirements due within one year.
          /TABLE

                                      Preferred Stock $25 par value
                                                    Non-                          Capital Stock Premium
                                Shares              Redeemable*    Redeemable*    and Expense (Net)*
          December 31, 1991      11,222,005         $ 80,000       $200,550 (a)   $1,650,312

          Issued               -                   -              -             18,401

          Redemptions            (1,366,000)            -           (34,150)         796

          Foreign currency
          translation adjustment                                                   (11,494)
          ---------------------------------------------------------------------------------------------------------
          December 31, 1992:      9,856,005           80,000         166,400 (a)   1,658,015

          Issued                  -                 -                -          111,497

          Redemptions            (1,816,000)             -            (45,400)        (2,471)

          Foreign currency
          translation adjustment                                                      (4,335)
          ---------------------------------------------------------------------------------------------------------

          December 31, 1993:      8,040,005           80,000         121,000 (a)     1,762,706

          Issued                6,000,000              -            150,000          27,630

          Redemptions          (1,266,000)                           (31,650)         (4,619)

          Foreign currency
          translation adjustment                                                      (6,213)
          ---------------------------------------------------------------------------------------------------------
          December 31, 1994:     12,774,005         $ 80,000        $239,350 (a)  $1,779,504
          ---------------------------------------------------------------------------------------------------------
          * In thousands of dollars
          (a) Includes sinking fund requirements due within one year.
          The cumulative amount of foreign currency translation adjustment at December 31, 1994 was $(13,313).

          /TABLE


          NON-REDEEMABLE PREFERRED STOCK (Optionally Redeemable)
          ------------------------------------------------------

            The Company has certain issues of preferred stock which provide for optional redemption at December 31, as follows:


                                                               Redemption price per share
                               In thousands of            (Before adding accumulated dividends)
                                   dollars


      Series         Shares    1994      1993

      Preferred $100 par value:
      3.40%         200,000  $20,000    $20,000       $103.50

      3.60%         350,000   35,000     35,000        104.85
      3.90%         240,000   24,000     24,000        106.00

      4.10%         210,000   21,000     21,000        102.00

      4.85%         250,000   25,000     25,000        102.00
      5.25%         200,000   20,000     20,000        102.00

      6.10%         250,000   25,000     25,000        101.00
      7.72%         400,000   40,000     40,000        102.36

      Preferred $25 par
      value:
      Adjustable Rate

        Series A  1,200,000    30,000    30,000        25.00

        Series C  2,000,000    50,000    50,000                        25.75
                                                      (1)

                             $290,000   $290,000


     (1)  Eventual minimum $25.00.
     /TABLE


          MANDATORILY REDEEMABLE PREFERRED STOCK
          --------------------------------------

            The Company has certain issues of preferred stock which provide for mandatory and optional redemption at December 31, as follows:

                                                                    Redemption price per
                           Shares            In thousands of                share
                                                 dollars               (Before adding
                                                                   accumulated dividends)


                                                                               Eventual
      Series           1994       1993      1994        1993         1994      minimum

     Preferred $100 par value:
       7.45% (c)    276,000    294,000     $ 27,600   $ 29,400     $102.41     $100.00

      Preferred $25 par
      value:
       7.85% (c)    914,005    914,005       22,850     22,850       (a)         25.00

       8.375% (c)   400,000    500,000       10,000     12,500       25.33       25.00

       8.70% (c)    200,000    600,000        5,000     15,000       25.25       25.00
       8.75%             -     600,000         -        15,000       25.25       25.00

       9.50%        6,000,000       -       150,000       -          (b)         25.00

       9.75% (c)      210,000  276,000        5,250      6,900       25.13       25.00

      Adjustable
      Rate          1,850,000  1,950,000     46,250     48,750       25.00       25.00
      Series B (c)

                                            266,950    150,400





                                                        27,200
      Less sinking fund                      10,950
      requirements

                                           $256,000   $123,200


      (a) Not redeemable until 1996.

      (b) Not redeemable until 1999.

      (c) These series require mandatory sinking funds for annual redemption and provide optional sinking funds through which the Company may redeem, at par, a like amount of additional shares (limited to 120,000 shares of the 7.45% series).  The option to redeem additional amounts is not cumulative.

          The Company's five year mandatory sinking fund redemption requirements for preferred stock, in thousands, for 1995 through 1999 are as follows:  $10,950;
      $9,150; $10,120; $10,120; and $7,620, respectively.


          LONG-TERM DEBT
          --------------

            Long-term debt at December 31, consisted of the following:

                                                  In thousands of dollars

                Series                    Due   1994                 1993


                First mortgage bonds:
                8 7/8%                   1994   $     -       $150,000
                4 5/8%                   1994         -         40,000
                5 7/8%                   1996     45,000        45,000
                6 1/4%                   1997     40,000        40,000
                6 1/2%                   1998     60,000        60,000
                10 1/4%                 1999**        -        100,000
                10 3/8%                 1999**        -        100,000
                9 1/2%                   2000    150,000       150,000
                6 7/8%                   2001    210,000          -
                9 1/4%                   2001    100,000       100,000
                5 7/8%                   2002    230,000       230,000
                6 7/8%                   2003     85,000        85,000
                7 3/8%                   2003    220,000       220,000
                    8%                   2004    300,000       300,000
                6 5/8%                   2005    110,000       110,000
                9 3/4%                   2005    150,000       150,000
                *6 5/8%                  2013     45,600       45,600
                *11 1/4%                2014**     -           75,690
                *11 3/8%                2014**     -           40,015
                9 1/2%                  2021     150,000      150,000

                8 3/4%                  2022    150,000       150,000
                8 1/2%                  2023    165,000       165,000
                7 7/8%                  2024    210,000       210,000
                *8 7/8%                 2025     75,000        75,000
                *7.2%                   2029    115,705           -

                Total First Mortgage Bonds      2,611,305     2,791,305
                Promissory notes:
                *Adjustable Rate Series due
                  July 1, 2015                   100,000      100,000
                  December 1, 2023                69,800      69,800
                  December 1, 2025                75,000      75,000
                  December 1, 2026                50,000      50,000
                  March 1, 2027                   25,760      25,760
                  July 1, 2027                    93,200      93,200
                Unsecured notes payable:
                Medium Term Notes, Various        45,000      55,500
                rates, due 1993-2004
                Swiss Franc Bonds due December    50,000      50,000
                15, 1995
                Revolving Credit Agreement        99,000         -
                Other                            169,421      176,888
                Unamortized premium (discount)   (12,641)     (12,656)

                TOTAL LONG-TERM DEBT            3,375,845     3,474,797
                Less long-term debt due within     77,971      216,185

                one year

                                                $3,297,874    $3,258,612

                 *Tax-exempt pollution control related
                issues
                **Retired prior to maturity
               /TABLE

               Several series of First Mortgage Bonds and Notes were issued to secure a like amount of tax-exempt revenue bonds issued by the New York State Energy Research and Development Authority (NYSERDA). Approximately $414 million of such bonds bear interest at a daily adjustable interest rate (with a Company option to convert to other rates, including a fixed interest rate which would require the Company to issue First Mortgage Bonds to secure the debt) which averaged 2.76% for 1994 and 2.14% for 1993 and are supported by bank direct pay letters of credit. Pursuant to agreements between NYSERDA and the Company, proceeds from such issues were used for the purpose of financing the construction of certain pollution control facilities at the Company's generating facilities or to refund outstanding tax-exempt bonds and notes.

               The $115.7 million of tax-exempt bonds due 2014 were refinanced at 7.2% during 1994 pursuant to a forward refunding agreement entered into in 1992.

               Notes payable include a Swiss franc bond issue maturing in 1995 equivalent to $50 million in U.S. funds. Simultaneously with the sale of these bonds, the Company entered into a currency exchange agreement to fully hedge against currency exchange rate fluctuations.

               Other long-term debt in 1994 consists of obligations under capital leases of approximately $44.3 million, a liability to the U.S. Department of Energy for nuclear fuel disposal of approximately $97.4 million (See Note 3. "Nuclear Fuel Disposal Costs") and liabilities for unregulated generator contract terminations of approximately $27.7 million (See Note 9. "Long-term Contracts for the Purchase of Electric Power").

               Certain of the Company's debt securities provide for a mandatory sinking fund for annual redemption. The aggregate maturities of long-term debt for the five years subsequent to December 31, 1994, excluding capital leases, are approximately $73 million, $61 million, $145 million, $164 million and $0 million, respectively.

          NOTE 6.  Bank Credit Arrangements
          ---------------------------------

               At December 31, 1994, (excluding HYDRA-Co Enterprises, Inc. which was sold January 9, 1995), the Company had $580 million of bank credit arrangements with 16 banks. These credit arrangements consisted of $200 million in commitments under a Revolving Credit Agreement, $199 million in one-year commitments under Credit Agreements, $111 million in lines of credit and $70 million under a Bankers Acceptance Facility Agreement. The Revolving Credit Agreement extends into 1997 and the interest rate applicable to borrowing is based on certain rate options available under the Agreement. All of the other bank credit arrangements are subject to review on an ongoing basis with interest rates negotiated at the time of use. The Company also issues commercial paper. Unused bank credit facilities are held available to support the amount of commercial paper outstanding. In addition to these credit arrangements, the Company had outstanding at December 31, 1994, $161 million in bank loans which expire in 1995 and which the Company expects to renew.

               The Company pays fees for substantially all of its bank credit arrangements. The Bankers Acceptance Facility Agreement, which is used to finance the fuel inventory for the Company's generating stations, provides for the payment of fees only at the time of issuance of each acceptance.

               The following table summarizes additional information applicable to short-term debt:




                                              In thousands of dollars
               At December 31:                 1994           1993
               Short-term debt:
                 Commercial paper  . . . .   $ 84,750       $210,016
                 Notes payable . . . . . .    321,000        153,000
                 Bankers acceptances . . .     11,000          5,000
                                             $416,750       $368,016
               Weighted average interest
               rate (a)                . .      6.21%          3.60%
               ----------------------------------------------------------------------------------
               For Year Ended December 31:

               Daily average outstanding .    $342,801      $165,458

               Monthly weighted average interest
               rate (a)          . . . . .      4.71%           3.72%

               Monthly amount outstanding     $497,700       $368,016

               ----------------------------------------------------------------------------------
               (a) Excluding fees.


          /TABLE

          NOTE 7.  Federal and Foreign Income Taxes
          -----------------------------------------

               Components of United States and foreign income before income taxes:

                                                                  In thousands of dollars
                                                  1994        1993     1992
          United States . . . . . . . . . .   $291,501   $438,914    $410,283
          Foreign . . . . . . . . . . . . .     15,475    (24,845)     18,394
          Consolidating eliminations  . . .    (18,523)     4,837     (16,741)


          Income before income taxes  . . .   $288,453   $418,906    $411,936

               Following is a summary of the components of Federal and foreign income tax and a reconciliation between the amount of Federal income tax expense reported in the Consolidated Statements of Income and the computed amount at the statutory tax rate:

          Summary Analysis:                                In thousands of dollars

                                                 1994      1993        1992
          Components of Federal and foreign income taxes:

          Current tax expense: Federal  . .  $117,314    $118,918    $119,929
                         Foreign  . . . . .      4,423      8,445         915
                                               121,737    127,363     120,844
          Deferred tax expense:Federal  . .     (6,931)    35,152      54,858
                 Foreign  . . . . . . . . .      3,028       -          7,531
                                                (3,903)    35,152      62,389
          Income taxes included in
           Operating Expenses . . . . . . .    117,834     162,515      183,233
          Current Federal and foreign income
           tax credits included in
           Other Income and Deductions  . .    (11,507)    (16,061)    (31,787)
          Deferred Federal and foreign income
           tax expense included in Other
           Income and Deductions  . . . . .      5,142     621        4,058
              Total                           $111,469   $147,075    $155,504

          Reconciliation between Federal and foreign income taxes and the tax computed at prevailing U.S. statutory rate on income before income taxes:

            Computed tax                         100,959    $146,617   $140,058
            Reduction (increase) attributable to flow-through of certain tax adjustments:

            Depreciation  . . . . . . . . .    (33,328)   (35,153)    (37,543)
            Allowance for funds used during
               construction . . . . . . . .      3,291     2,951        11,205
            Cost of removal . . . . . . . .      8,908      7,822       6,845
            Deferred investment tax credit





              amortization  . . . . . . . .      8,018     8,018         8,024
            Other . . . . . . . . . . . . .      2,601     15,904      (3,977)
                                               (10,510)      (458)    (15,446)
            Federal and foreign income taxes                                                $111,469   $147,075    $155,504
          /TABLE



               At December 31, the deferred tax liabilities (assets) were comprised of the following:


                                                                               (In thousands)
                                                                        1994            1993

                                        Alternative minimum tax         $  (93,893)     $  (95,071)
                                        Unbilled revenue                   (98,201)        (82,829)

                                        Other                             (258,621)       (163,256)

                                             Total deferred tax assets    (450,715)       (341,156)
                                        Depreciation related             1,398,695       1,387,244

                                        Investment tax credit related       95,325         108,140
                                        Other                              215,158         190,031

                                             Total deferred tax          1,709,178       1,685,415
                                        liabilities

                                        Accumulated deferred income     $1,258,463      $1,344,259
                                        taxes

          /TABLE

          NOTE 8.  Pension and Other Retirement Plans
          -------------------------------------------

               The Company and certain of its subsidiaries have non-contributory, defined-benefit pension plans covering substantially all their employees. Benefits are based on the employee's years of service and compensation level. The Company's general policy is to fund the pension costs accrued with consideration given to the maximum amount that can be deducted for Federal income tax purposes.

               During 1994, the Company offered an early retirement program and a voluntary separation program (together the VERP) to reduce the Company's staffing levels and streamline operations. The VERP, which included both represented and non represented employees, was accepted by approximately 1,400 employees. The following table sets forth the components and allocation of the costs of the programs.

                             (In thousands of dollars)
          Plan                           Electric     Gas         Total
          Pension benefits                $107,800     $ 6,200     $114,000
          Other Postretirement benefits     75,900       4,300       80,200
          Other Postemployment benefits     16,800         900       17,700
                                           200,500      11,400      211,900
          Less: allocation to
           cotenant and other ventures       3,900          -         3,900

          Cost                             $196,600     $11,400   $208,000



               Included in 1994 operating expenses is a one-time charge of $196.6 million, representing the cost of the VERP allocable to electric customers. The Company has recorded a regulatory asset for the portion of the VERP cost allocable to gas customers of approximately $11.4 million, which it has proposed to recover over a five-year period beginning in 1995.

               Net pension cost for 1994, 1993 and 1992 included the following components:


                                           In thousands of dollars

                                         1994        1993       1992


           Service cost - benefits    $  30,400   $  30,100  $  27,100
           earned during the period

           Interest cost on              62,700     54,200      48,800
           projected benefit
           obligation

           Actual return on Plan          7,700   (106,100)  (59,600)
           assets

           Net amortization and       (63,600)      38,700       6,900
           deferral

           Net pension cost             37,200      16,900      23,200

           VERP costs                  114,000        -            -
           Regulatory asset             (6,200)       -            -


           Total pension cost (1)     $145,000    $ 16,900   $  23,200

            (1)$5.9 million for 1994, $5.6 million for 1993 and $6.2 million for 1992 was related to construction labor and, accordingly, was charged to construction projects.
          /TABLE

               The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated
          Balance Sheets:
                                                             In thousands of
                                                                 dollars

                               At December 31,              1994         1993

           Actuarial present value of accumulated
           benefit obligations:
           Vested benefits                                $640,689    $ 501,900


             Non-vested benefits                            69,642       64,973


           Accumulated benefit obligations                 710,331      566,873


           Additional amounts related to projected pay     222,667      236,906
           increases


           Projected benefits obligation for service       932,998      803,779
           rendered to date
           Plan assets at fair value, consisting
           primarily of listed stocks, bonds, other        893,313      913,200
           fixed income obligations and insurance
           contracts

           Plan assets in excess of/(less than)
           projected benefit obligations                  (39,685)     109,421


           Unrecognized net obligation at January 1,
           1987 being recognized over approximately 19      27,122       32,392
           years

           Unrecognized net gain from actual return on
           plan assets different from that assumed
                                                          (58,379)    (114,536)

           Unrecognized net gain from past experience
           different from that assumed and effects of
           changes in assumptions amortized over 10        (67,857)   (39,652)
           years

           Prior service cost not yet recognized in net     44,421       49,613
           periodic pension cost
           Pension asset/(liability) included in the      ($94,378)   $  37,238
           consolidated balance sheets


           Principle Actuarial Assumptions (%):
                Discount Rate                          8.00           7.30
                Rate of increase in future compensation
                 levels (plus merit increases)         3.25           3.25
                Long-term rate of return on
                 plan assets                           8.75           9.00


          /TABLE

               In addition to providing pension benefits, the Company and its subsidiaries provide certain health care and life insurance benefits for active and retired employees and dependents. Under current policies, substantially all of the Company's employees may be eligible for continuation of some of these benefits upon normal or early retirement.

               The Company accounts for the cost of these benefits in accordance with PSC policy requirements which generally comply with SFAS No. 106. This Statement, which was implemented beginning in 1993, requires accrual accounting by employers for postretirement benefits other than pensions reflecting currently earned benefits. The 1992 cost of these benefits was approximately $16.7 million. The Company has various trusts to fund its future OPEB obligation. The Company made contributions to such trusts, equal to the amount received in rates, of approximately $24 million and $12 million in 1994 and 1993, respectively.

               Net postretirement benefit cost for 1994 and 1993 included the following components:

                                                         In thousands of dollars

                                                         1994       1993


           Service cost - benefits                       $  15,000   $12,300
           attributed to service during the period
           Interest cost on accumulated benefit             40,200     32,800
           obligation

           Actual return on plan assets                      (900)      -
           Amortization of the transition obligation         20,200    20,400
           over 20 years

           Net amortization                                   8,900       -

           Net postretirement benefit cost                   83,400    65,500
           VERP costs                                        80,200      -

           Regulatory asset                                  (4,300)     -

           Total postretirement benefit cost               $159,300    $65,500

           /TABLE


               The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated
          Balance Sheet:

                                                 In thousands of dollars

                                                            1994        1993
                     At December 31,

           Actuarial present value of accumulated benefit
           obligation:
                Retired and surviving spouses               $371,223     $224,936

                Active eligible                               20,400       73,474
                Active ineligible                            208,900      220,420

           Accumulated benefit obligation                    600,523      518,830

           Plan assets at fair value, consisting primarily
           of listed stocks, bonds and other fixed            36,754       11,967
           obligations
           Accumulated postretirement benefit obligation     563,769      506,863
           in excess of plan assets

           Unrecognized net loss from past experience         71,939       82,756
           different from that assumed and effects of
           changes in assumptions                            337,336      388,600

           Unrecognized transition obligation to be amortized over 20 years

           Accrued postretirement benefit liability
           included in the consolidated balance sheet       $154,494     $ 35,507



           Principal actuarial assumptions (%):

                Discount rate                                8.00   7.30
                Long-term rate of return on plan assets      8.75    -
                Health care cost trend rate:
                  Pre-65                                    12.00  10.05
                  Post-65                                    9.00   7.05
          /TABLE

               At December 31, 1994, the assumed health cost trend rates gradually decline to 5.75% in 1999. If the health care cost trend rate was increased by one percent, the accumulated postretirement benefit obligation as of December 31, 1994 would increase by approximately 11.2% and the aggregate of the service and interest cost component of net periodic postretirement benefit cost for the year would increase by approximately 12.7%.

               On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS No. 112). This Statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' past services, rights to those benefits are vested, payment is probable and the amount of the benefits can be reasonably estimated. The Company previously accounted for such costs on a cash basis. At December 31, 1994, the Company's postemployment benefit obligation is approximately $26.3 million, including the portion of the obligation related to the VERP. The Company has absorbed in 1994 earnings, $16.8 million related to the postemployment benefit portion of VERP costs allocated to the electric business and has recorded a regulatory asset of approximately $9.5 million, the majority of which is expected to be recovered equally over three years beginning in 1995.

          NOTE 9.  Commitments and Contingencies
          --------------------------------------

          CONSTRUCTION PROGRAM: The Company is committed to an ongoing construction program to assure delivery of its electric and gas services. The Company presently estimates that the construction program for the years 1995 through 1999 will require approximately $1.7 billion, excluding AFC and nuclear fuel. For the years 1995 through 1999, the estimates are $364 million, $344 million, $338 million, $358 million and $339 million, respectively. These amounts are reviewed by management as circumstances dictate.

          LONG-TERM CONTRACTS FOR THE PURCHASE OF ELECTRIC POWER: At January 1, 1995, the Company had long-term contracts to purchase electric power from the following generating facilities owned by the New York Power Authority (NYPA):

                                                                Purchased         Estimated
                   Facility            Expiration date of        capacity           annual
                                            contract              in kw.        capacity cost

           Niagara - hydroelectric             2007             926,000(a)       $23,200,000
           project

           St. Lawrence -                      2007             104,000            1,300,000
           hydroelectric project
           Blenheim-Gilboa - pumped            2002
           storage generating                                   270,000            7,500,000
           station

           Fitzpatrick - nuclear            year-to-year
           plant                               basis             74,000(b)         7,900,000

                                                              1,374,000          $39,900,000

            (a) 926,000 kw for summer of 1995; 951,000 kw for winter of 1995-96.

            (b)  74,000 kw for summer of 1995; 110,000 kw for winter of 1995-96.
          /TABLE

               The purchase capacities shown above are based on the contracts currently in effect. The estimated annual capacity costs are subject to price escalation and are exclusive of applicable energy charges. The total cost of purchases under these contracts was approximately $85.1 million, $72.2 million and $64.4 million for the years 1994, 1993 and 1992, respectively.

               Under the requirements of the Federal Public Utility Regulatory Policies Act of 1978, the Company is required to purchase power generated by unregulated generators, as defined therein. At December 31, 1994, the Company had virtually all unregulated generator capacity scheduled to come into service on line, totaling approximately 2,592 MW of capacity of which 2,273 MW is considered firm. The following table shows the payments for fixed capacity costs and energy the Company estimates it will be obligated to make under these contracts. The payments are subject to the tested capacity and availability of the facilities, scheduling and price escalation.

                                      (in thousands)
                                Fixed
                     Year       Costs      Energy         Total

                     1995   $  201,000  $  840,000   $  1,041,000

                     1996      232,000     859,000      1,091,000

                     1997      246,000     906,000      1,152,000

                     1998      269,000     944,000      1,213,000
                     1999      271,000     991,000      1,262,000


          /TABLE

               The fixed costs relate to contracts with 10 facilities where the Company is required to make fixed payments, including payments when a facility is not operating but available for service. These 10 facilities account for approximately 708 MW of capacity, with contract lengths ranging from 20 to 35 years. The terms of these contracts allow the Company to schedule energy deliveries from the facilities and then pay for the energy delivered. The Company estimates the fixed payments under these contracts will aggregate to approximately $7.5 billion over their terms. Contracts relating to the remaining facilities in service at December 31, 1994, require the Company to pay only when energy is delivered. The Company currently recovers both capacity and energy payments to unregulated generators through base rates and/or through the FAC. The Company has proposed to recover such costs through the FAM beginning in 1995.

               The Company paid approximately $960 million, $736 million and $543 million in 1994, 1993 and 1992 for 14,800,000 mwhrs,
          11,720,000 mwhrs and 8,632,000 mwhrs, respectively, of electric power under all unregulated generator contracts.

               In an effort to reduce the costs associated with unregulated generators, at December 31, 1994, the Company had agreed to buy out 15 projects consisting of 453 MW of capacity (See Note 2. "Rate and Regulatory Issues and Contingencies" and Note 5. "Capitalization"). Additionally, the Company has entered into agreements with 41 projects, comprising 1,153 MW of capacity, which allow the Company to curtail purchases from these unregulated generators when demand is low. The Company expects to continue efforts of these types into the future, to control its power supply and related costs, but at this time cannot predict the outcome of such efforts.

          SALE OF CUSTOMER RECEIVABLES: The Company has an agreement whereby it can sell an undivided interest in a designated pool of customer receivables, including accrued unbilled electric revenues, up to a maximum of $200 million. At December 31, 1994 and 1993, respectively, $200 million of receivables had been sold under this agreement. The undivided interest in the designated pool of receivables was sold with limited recourse. The agreement provides for a loss reserve pursuant to which additional customer receivables are assigned to the purchaser to protect against bad debts. To the extent actual loss experience of the pool receivables exceeds the loss reserve, the purchaser absorbs the excess. For receivables sold, the Company has retained collection and administrative responsibilities as agent for the purchaser. As collections reduce previously sold undivided interests, new receivables are customarily sold.

          TAX ASSESSMENTS: The Internal Revenue Service (IRS) has conducted an examination of the Company's Federal income tax returns for the years 1987 and 1988 and has submitted a Revenue

          Agents' Report to the Company. The IRS has proposed various adjustments to the Company's federal income tax liability for these years which could increase Federal income tax liability by approximately $80 million, before assessment of penalties and interest. Included in these proposed adjustments are several significant issues involving Unit 2. The Company is vigorously defending its position on each of the issues, and submitted a protest to the IRS in 1993. Pursuant to the Unit 2 settlement entered into with the PSC in 1990, to the extent the IRS is able to sustain adjustments, the Company will be required to absorb a portion of any assessment. The Company believes any such disallowance will not have a material impact on its financial position or results of operations.

          LITIGATION: In March 1993, a complaint was filed in the Supreme Court of the State of New York, Albany County, against the Company and certain of its officers and employees. The plaintiff, Inter-Power of New York, Inc. (Inter-Power), alleges, among other matters, fraud, negligent misrepresentation and breach of contract in connection with the Company's alleged termination of a power purchase agreement in January 1993. The plaintiff sought enforcement of the original contract or compensatory and punitive damages in an aggregate amount that would not exceed $1 billion, excluding pre-judgment interest.

               In July 1994, the New York Supreme Court dismissed Inter-Power's complaint for lack of merit and denied Inter-Power's cross-motion to compel disclosure. In August 1994, Inter-Power filed a notice of appeal of this decision which was rejected. The Company cannot predict whether Inter-Power will pursue further appeals of this decision. The Company believes it has meritorious defenses and will continue to defend the lawsuit vigorously.

               In November 1993, Fourth Branch Associates Mechanicville (Fourth Branch) filed suit against the Company and several of its officers and employees in the New York Supreme Court, Albany County, seeking compensatory damages of $50 million, punitive damages of $100 million and injunctive and other related relief. The suit grows out of the Company's termination of a contract for Fourth Branch to operate and maintain a hydroelectric plant the Company owns in the Town of Halfmoon, New York. Fourth Branch's complaint also alleges claims based on the inability of Fourth Branch and the Company to agree on terms for the purchase of power from a new facility that Fourth Branch hoped to construct at the Mechanicville site. In January 1994, the defendants filed a joint motion to dismiss Fourth Branch's complaint. This motion has yet to be decided. The Company understands that Fourth Branch has filed for bankruptcy.

               In October 1994, Fourth Branch petitioned the PSC to direct the Company to sell the Mechanicville facility to Fourth Branch for fair value and to relinquish its FERC license, or in the alternative, to require the Company to turn over to Fourth Branch its rate base investment in the plant. The Company has opposed this petition.

               The Medina Power Company is an independent power project with a contract requiring it to be a qualifying facility (QF) under federal law or face a contractual penalty. Having come on-line without a steam host, Medina did not meet this QF requirement, subjecting it to a 15% rate reduction. The Company advised Medina that it had exercised its contract right and reduced the rate accordingly. Medina is seeking $40 million in compensatory damages, a trebling of this amount to $120 million under the New York State antitrust laws, and $100 million in punitive damages. The Company believes Medina's case is without merit, but cannot predict the outcome of this action.

               The Company is involved in a number of court cases regarding the price of energy it is required to purchase in excess of contract levels from certain unregulated generators
          ("overgeneration"). The Company has paid the unregulated generators based on its long-run avoided cost for all such overgeneration rather than the price which the unregulated generators contend is applicable under the contracts. The Company cannot predict the outcome of these actions, but will continue to aggressively press its position.

               The Company believes it has meritorious defenses and intends to defend these lawsuits vigorously, but can neither provide any judgment regarding the likely outcome nor provide any estimate or range of possible loss.

          ENVIRONMENTAL CONTINGENCIES: The public utility industry typically utilizes and/or generates in its operations a broad range of potentially hazardous wastes and by-products. The Company believes it is handling identified wastes and by-products in a manner consistent with Federal, state and local requirements and has implemented an environmental audit program to identify any potential areas of concern and assure compliance with such requirements. The Company is also currently conducting a program to investigate and restore, as necessary to meet current environmental standards, certain properties associated with its former gas manufacturing process and other properties which the Company has learned may be contaminated with industrial waste, as well as investigating identified industrial waste sites as to which it may be determined that the Company contributed. The Company has been advised that various Federal, state or local agencies believe certain properties require investigation and has prioritized the sites to enhance the management of investigation and remediation, if necessary.

               The Company is currently aware of 89 sites with which it has been or may be associated, including 47 which are Company-owned. With respect to non-owned sites, the Company may be required to contribute some proportionate share of remedial costs.

               Investigations at each of the Company-owned sites are designed to (1) determine if environmental contamination problems exist, (2) determine the extent, rate of movement and concentration of pollutants, (3) if necessary, determine the appropriate remedial actions required for site restoration and
          (4) where appropriate, identify other parties who should bear some or all of the cost of remediation. Legal action against such other parties, if necessary, will be initiated. After site investigations are completed, the Company expects to determine site-specific remedial actions and to estimate the attendant costs for restoration. However, since technologies are still developing and the Company has not yet undertaken any full-scale remedial actions at any identified sites, nor have any detailed remedial designs been prepared or submitted to appropriate regulatory agencies, the ultimate cost of remedial actions may change substantially.

               Estimates of the cost of remediation and post-remedial monitoring are based upon a variety of factors, including identified or potential contaminants, location, size and use of the site, proximity to sensitive resources, status of regulatory investigation and knowledge of activities at similarly situated sites and the Environmental Protection Agency (EPA) figure for average cost to remediate a site. Actual Company expenditures are dependent upon the total cost of investigation and remediation and the ultimate determination of the Company's share of responsibility for such costs, as well as the financial viability of other identified responsible parties since clean-up obligations are joint and several. The Company has denied any responsibility in certain of these Potentially Responsible Party
          (PRP) sites and is contesting liability accordingly.

               As a consequence of site characterizations and assessments completed to date and negotiations with PRPs, the Company has accrued a liability of $240 million, representing the low end of the range of its share of the estimated cost for investigation and remediation. The potential high end of the range is presently estimated at approximately $1 billion, including approximately $500 million in the unlikely event the Company was required to assume 100% responsibility at non-owned sites.

               The Company believes that costs incurred in the investigation and restoration process for both Company-owned sites and sites with which it is associated will be recoverable in the ratesetting process (See Note 2. "Rate and Regulatory
          Issues and Contingencies"). Rate agreements in effect since 1991 provide for recovery of anticipated investigation and remediation expenditures. The Company has proposed in its multi-year rate case net recovery of $13.5 million for 1995 for site investigation and remediation. The PSC Staff reserves the right to review the appropriateness of the costs incurred. While the PSC Staff has not challenged any remediation costs to date, the PSC Staff asserted in the current gas rate proceeding that the Company must, in future rate proceedings, justify why it is appropriate that remediation costs associated with non-utility property owned by the Company be recovered from ratepayers.
          Based upon management's assessment that remediation costs will be recovered from ratepayers, a regulatory asset has been recorded representing the future recovery of remediation obligations accrued to date.

               The Company is currently providing notices of insurance claims to carriers with respect to the investigation and remediation costs for manufactured gas plant, industrial waste sites and sites for which the Company has been identified as a PRP. The Company is unable to predict whether such insurance claims will be successful.

          NOTE 10.  Disclosures about Fair Value of Financial Instruments
          ---------------------------------------------------------------

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          CASH AND SHORT-TERM INVESTMENTS: The carrying amount approximates fair value because of the short maturity of the financial instruments.

          LONG-TERM INVESTMENTS: The carrying value and market value are not material to the financial statements.

          SHORT-TERM DEBT: The carrying amount approximates fair value because of the short-term nature of the borrowings.

          MANDATORILY REDEEMABLE PREFERRED STOCK: Fair value of the mandatorily redeemable preferred stock has been determined by one of the Company's brokers.

          LONG-TERM DEBT: The fair value of the Company's long-term debt has been estimated by one of the Company's brokers. The carrying value of NYSERDA bonds and other long-term debt are considered to approximate fair value.

               The financial instruments held or issued by the Company are for purposes other than trading. The estimated fair values of the Company's financial instruments are as follows:

                                                                      (In thousands of dollars)

                   At December 31,                                 1994                      1993


                                                       Carrying                   Carrying
                                                        Amount    Fair Value       Amount    Fair Value

           Cash and short-term investments           $   94,330  $   94,330     $  124,351   $  124,351

           Short-term debt                              416,750     416,750        368,016      386,016

           Mandatorily redeemable preferred             266,950     277,072        150,400      155,326
           stock
           Long-Term debt:  First Mortgage Bonds      2,611,305   2,367,755      2,791,305    2,969,228

                            Medium Term Notes            45,000      45,783         55,500       62,458
                            NYSERDA bonds               413,760     413,760        413,760      413,760

                            Swiss franc bond             50,000      83,682         50,000       73,794

                            Other                       224,107     224,107        131,587      131,587
          /TABLE

               In addition, off balance sheet financial instruments, consisting of a currency exchange agreement used to fully hedge against currency exchange rate fluctuations related to the Swiss Franc bond, had a fair value of $31.7 and $20.1 million at December 31, 1994 and 1993, respectively. As a result of this agreement, at December 31, 1994, the Company's net obligation due at maturity on December 15, 1995, of the Swiss Franc bond is estimated to be approximately $50 million.

               On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company's investments in debt and equity securities are held in trust funds for the purpose of funding the nuclear decommissioning of Unit 1 and its share of Unit 2 (See Note 3. "Nuclear Plant Decommissioning"). The Company has classified all investments in debt and equity securities as available for sale and has recorded all such investments at their fair market value at December 31, 1994. The proceeds from the sale of investments were $104.6 million in 1994. Using the specific identification method to determine cost, the gross realized gains and gross realized losses on those sales were $1.1 and $1.6 million, respectively. Net realized and unrealized gains and losses are reflected in Accumulated Depreciation and Amortization on the Balance Sheet, which is consistent with the method used by the Company to account for the decommissioning costs recovered in rates. The recorded fair values and cost basis of the Company's investments in debt and equity securities is as follows:

                                             At December 31, 1994

                                       (In thousands of dollars)

      Security                               Gross Unrealized
      Type               Cost          Gain                 Loss     Fair Value


      U.S.
      Government        $15,165           $ 19         $  (325)     $14,859
      Obligations

      Tax Exempt
      Obligations        45,029           659           (1,778)      43,910

      Corporate          27,407             9           (1,253)      26,163
      Obligations
      Other               8,121            28             (348)       7,801

                        $95,722          $715          $(3,704)     $92,733

/TABLE

               The contractual maturities of the Company's investments in debt securities is as follows:

                                                    At December 31, 1994

                                               (In thousands of dollars)

                                          Fair Value           Cost
            1 year to 5 years            $11,197             $11,429

            5 years to 10 years           20,111              20,778

            Due after 10 years            57,689              59,591

          /TABLE

          NOTE 11.  Information Regarding the Electric and Gas Businesses
          ---------------------------------------------------------------

               The Company is engaged in the electric and natural gas utility businesses. Certain information regarding these segments is set forth in the following table. General corporate expenses, property common to both segments and depreciation of such common property have been allocated to the segments in accordance with the practice established for regulatory purposes. Identifiable assets include net utility plant, materials and supplies, deferred finance charges, deferred recoverable energy costs and certain other regulatory and other assets. Corporate assets consist of other property and investments, cash, accounts receivable, prepayments, unamortized debt expense and certain other regulatory and other assets.

                                                     In thousands of dollars
                                             1994             1993             1992
          Operating revenues:
              Electric  . . . . . . . .   $3,528,987       $3,332,464      $3,147,676
              Gas . . . . . . . . . . .      623,191          600,967         553,851
                Total . . . . . . . . .   $4,152,178       $3,933,431      $3,701,527

          Operating income before taxes:
              Electric  . . . . . . . .   $ 466,978*       $ 625,852       $  645,696
              Gas . . . . . . . . . . .       83,229           61,163          61,863
                Total . . . . . . . . .   $  550,207       $  687,015      $  707,559

          Pretax operating income, including AFC:
              Electric  . . . . . . . .   $  475,694       $  641,435      $  666,269
              Gas . . . . . . . . . . .       83,592           61,812          62,721
                Total . . . . . . . . .      559,286          703,247         728,990
          Income taxes, included in operating expenses:
              Electric  . . . . . . . .       97,417          148,695         176,901
              Gas . . . . . . . . . . .       20,417           13,820           6,332
                Total . . . . . . . . .      117,834          162,515         183,233
          Other (income) and deductions      (21,410)        (22,475)        (11,391)
          Interest charges  . . . . . .      285,878          291,376         300,716
          Net income  . . . . . . . . .   $  176,984        $ 271,831       $ 256,432

          Depreciation and amortization:
              Electric  . . . . . . . .   $ 283,694        $ 255,718       $  255,256
              Gas . . . . . . . . . . .      24,657           20,905          18,834
                Total . . .. . . . . .   $  308,351       $  276,623       $  274,090

          Construction expenditures
              (including nuclear fuel):
              Electric  . . . . . . . .   $  376,159      $  429,265       $  442,741
              Gas . . . . . . . . . . .      113,965          90,347           59,503
                Total . . . . . . . . .   $  490,124      $  519,612       $  502,244

          Identifiable assets:
              Electric  . . . . . . . .   $7,162,118      $7,042,762       $7,000,659
              Gas . . . . . . . . . . .    1,009,566         926,648          783,766
                Total . . . . . . . . .    8,171,684       7,969,410        7,784,425
              Corporate assets  . . . .    1,477,755       1,501,917          806,110
                Total assets  . . . . .   $9,649,439       $9,471,327      $8,590,535

          * Includes $196,625 of VERP expenses.
          /TABLE


          NOTE 12.  Quarterly Financial Data (Unaudited)
          ----------------------------------------------

              Operating revenues, operating income, net income and earnings per common share by quarters from 1994, 1993 and 1992, respectively, are shown in the following table.  The Company, in its opinion, has included all adjustments necessary for a fair presentation of the results of operations for the quarters.  Due to the seasonal nature of the utility business, the annual amounts are not generated evenly by quarter during the year.  The Company's quarterly results of operations reflect the seasonal nature of its business, with peak electric loads in summer and winter periods.  Gas sales peak in the winter.

                                     In thousands of dollars

                                            Operating    Net
                Quarter         Operating    income     income     Earnings
                 Ended           revenues    (loss)     (loss)       (loss)
                                                                   per
                                                                   common
                                                                   share

           December 31,  1994  $1,018,110   $(10,536)  $ (77,422)   $  (.61)
                         1993     988,195     95,623      30,955        .16
                         1992     963,629    119,181      41,835        .24


           September 30, 1994  $  918,810   $108,937   $  48,383    $   .27
                         1993     879,952    108,539      48,595        .29
                         1992     822,530     89,658      40,401        .23








                June 30, 1994  $  979,700   $130,624   $  67,559    $   .42
                         1993     929,245    132,669      65,325
                         1992     881,427    137,515      71,734        .41
                                                                        .46


               March 31, 1994  $1,235,558   $203,348   $ 138,464    $   .92
                         1993   1,136,039    187,669     126,956        .86
                         1992   1,033,941    177,972     102,462        .68


              In the fourth quarter of 1994 the Company recorded $196.6 million ($.89 per common share) for the electric expense allocation of the VERP. In the second quarter of 1992, the third quarter of 1993, and the fourth quarter of 1994 the Company recorded $22.8 million
          ($.11 per common share), $10.3 million ($.05 per common share) and $12.3 million ($.06 per common share), respectively, for MERIT earned in accordance with the 1991 Agreement. In the first and fourth quarters of 1992 the Company recorded $21 million ($.09 per common share) and $24 million ($.09 per common share), respectively, to write-down its subsidiary investment in oil and gas properties.

          ELECTRIC AND GAS STATISTICS
          ---------------------------

          ELECTRIC CAPABILITY
                                                        Thousands of kilowatts

                      December 31,               1994       %        1993      1992
           Owned:
                Coal                             1,285    16.0        1,285     1,285
                Oil                                646     8.1        1,496     1,496
                Dual Fuel - Oil/Gas                700     8.7          700       700
                Nuclear                          1,048    13.1        1,048     1,059

                Hydro                              700     8.7          700       706
                Natural Gas                         -       -            74       108
                                                 4,379    54.6        5,303     5,354
           Purchased:
                New York Power Authority (NYPA)
                     - Hydro                     1,300    16.2        1,302     1,302

                     - Nuclear                      74     0.9           65        67
                Unregulated generators           2,273    28.3        2,253     1,549
                                                 3,647    45.4        3,620     2,918
           Total capability *                    8,026   100.0        8,923     8,272

           Electric peak load                    6,458                6,191     6,205

           * Available capability can be increased during heavy load periods by purchases from neighboring interconnected systems. Hydro station capability is based on average December stream-flow conditions.
          /TABLE



          ELECTRIC STATISTICS
          -------------------
                                                            1994            1993          1992

           Electric sales (Millions of kw-hrs.):
           Residential . . . . . . . . . . . . . . .       10,415          10,475        10,392
           Commercial  . . . . . . . . . . . . . . .       11,813          12,079        11,628

           Industrial  . . . . . . . . . . . . . . .        7,445           7,088         7,477
           Industrial-Special. . . . . . . . . . . .        4,118           3,888         3,857
           Municipal service . . . . . . . . . . . .          215             220           227

           Other electric systems. . . . . . . . . .        7,593           3,974         3,030
                                                           41,599          37,724        36,611

           Electric revenues (Thousands of dollars):
           Residential . . . . . . . . . . . . . . .   $1,233,007      $1,171,787    $1,096,418
           Commercial  . . . . . . . . . . . . . . .    1,272,234       1,241,743     1,160,643

           Industrial  . . . . . . . . . . . . . . .      577,473         553,921       589,258
           Industrial-Special. . . . . . . . . . . .       49,217          42,988        39,409

           Municipal service . . . . . . . . . . . .       50,007          50,642        50,327
           Other electric systems  . . . . . . . . .      167,131         105,044        93,283
           Miscellaneous . . . . . . . . . . . . . .      179,918         166,339       118,338

                                                       $3,528,987      $3,332,464    $3,147,676
           Electric customers (Average):

           Residential . . . . . . . . . . . . . . .    1,405,343       1,398,756     1,389,470
           Commercial. . . . . . . . . . . . . . . .      144,249         143,078       142,345

           Industrial. . . . . . . . . . . . . . . .        2,105           2,132         2,197
           Industrial-Special. . . . . . . . . . . .           82              76            72

           Other . . . . . . . . . . . . . . . . . .        2,318           3,438         3,262
                                                        1,554,097       1,547,480     1,537,346

           Residential (Average):
           Annual kw-hr. use per customer. . . . . .        7,411           7,489         7,479

           Cost to customer per kw-hr (in cents) . .        11.84           11.19         10.55
           Annual revenue per customer . . . . . . .      $877.37         $837.74       $789.09

          /TABLE



          GAS STATISTICS
                                                           1994          1993         1992

           Gas Sales (Thousands of dekatherms):
           Residential . . . . . . . . . . . . . .        56,491        54,908       53,945
           Commercial  . . . . . . . . . . . . . .        25,783        23,743       22,289

           Industrial  . . . . . . . . . . . . . .         3,097         4,316        1,772
           Other gas systems . . . . . . . . . . .           244           234        1,190

                Total sales  . . . . . . . . . . .        85,615        83,201       79,196
           Spot market . . . . . . . . . . . . . .         1,572        13,223        1,146

           Transportation of customer-owned gas  .        85,910        67,741       65,845
                Total gas delivered  . . . . . . .       173,097       164,165      146,187

                                                               Gas Revenues (Thousands of dollars):

           Residential . . . . . . . . . . . . . .      $398,257      $370,565     $354,429
           Commercial  . . . . . . . . . . . . . .       159,157       144,834      132,609

           Industrial  . . . . . . . . . . . . . .        14,602        18,482       10,001
           Other gas systems . . . . . . . . . . .         1,159         1,066        4,737
           Spot market . . . . . . . . . . . . . .         4,370        29,782        2,576

           Transportation of customer-owned gas  .        38,346        34,843       42,726
           Miscellaneous . . . . . . . . . . . . .         7,300         1,395        6,773

                                                        $623,191      $600,967     $553,851
           Gas Customers (Average):

           Residential . . . . . . . . . . . . . .       463,933       455,629      446,571
           Commercial  . . . . . . . . . . . . . .        40,256        39,662       38,675
           Industrial  . . . . . . . . . . . . . .           256           233          234

           Other . . . . . . . . . . . . . . . . .             1             1            1
           Transportation  . . . . . . . . . . . .           661           673          673


                                                         505,107       496,198      486,154
           Residential (Average):
           Annual dekatherm use per customer . . .         121.8         120.5        120.8

           Cost to customer per dekatherm  . . . .         $7.05         $6.75        $6.57
           Annual revenue per customer . . . . . .       $858.44       $813.30      $793.67

           Maximum day gas sendout (dekatherms)  .       995,801       929,285      905,872

          /TABLE

                                                                                                                        Exhibit 11

                                              NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARIES

                                    COMPUTATION OF AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING
                                                                                                             Average Number
                                                                                                               of Shares
                                                      (1)              (2)                                   Outstanding as
                                                   Shares of         Number              (3)             Shown on Consolidated
                                                    Common           of Days          Share Days          Statement of Income
              Year Ended December 31,                Stock         Outstanding          (2 x 1)        (3/Number of days in year)

                          1994
           January 1 - December 31                142,427,057          365         51,985,875,805

           Shares sold at various times
            during the year -

                Employee Savings Fund Plan            857,700           *             152,153,100

                Dividend Reinvestment Plan          1,026,709           *             152,123,611

                                                  144,311,466                      52,290,152,516           143,260,692

                          1993

           January 1 - May 4                      137,159,607          124         17,007,791,268
           Shares sold May 5                        4,494,000

           May 5 - December 31                    141,653,607          241         34,138,519,287

           Shares sold at various times
             during the year -
                Employee Savings Fund Plan            140,000           22              3,080,000

                Dividend Reinvestment Plan            632,341           *             102,395,031

                Acquisition - Syracuse
                  Suburban Gas Company, Inc.            1,109           *                 350,374
                                                  142,427,057                      51,252,135,960           140,416,811

                          1992
           January 1 - December 31                136,099,654          366         49,812,473,364

           Shares sold at various times
             during the year -
                Employee Savings Fund Plan            240,866           *              45,435,347

                Dividend Reinvestment Plan            463,736           *              59,130,626
                Acquisition - Syracuse
                  Suburban Gas Company, Inc.          355,351           *              67,443,538

                                                  137,159,607                      49,984,482,875           136,569,625


            *   Number of days outstanding not shown as shares represent an accumulation of weekly, monthly and quarterly sales throughout the year.  Share days for shares sold are based on the total number of days each share was outstanding during the year.
           Note:  Earnings per share calculated on both a primary and fully diluted basis are the same due to the effects of rounding.


          /TABLE



                                                                                                                        Exhibit 12


                                          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES

                                    Statement Showing Computations of Ratio of Earnings to Fixed Charges,
             Ratio of Earnings to Fixed Charges without AFC and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends


                                                                           Year Ended December 31,

                                                           1994         1993        1992        1991        1990

           A.  Net Income per Statements of Income (a)   $176,984     $271,831    $256,432    $243,369    $ 82,878

           B.  Taxes Based on Income or Profits           111,469      147,075     155,504     133,895      61,119
           C.  Earnings, Before Income Taxes              288,453      418,906     411,936     377,264     143,997

           D.  Fixed Charges (b)                          315,274      319,197     332,413     346,255     347,957
           E.  Earnings Before Income Taxes and Fixed
               Charges                                    603,727      738,103     744,349     723,519     491,954

           F.  Allowance for Funds Used During
               Construction                                 9,079       16,232      21,431      18,931      21,414

           G.  Earnings Before Income Taxes and Fixed
               Charges without AFC                       $594,648     $721,871    $722,918    $704,588    $470,540
               Preferred Dividend Factor:

           H.  Preferred Dividend Requirements           $ 33,673     $ 31,857    $ 36,512    $ 40,411    $ 42,300
           I.  Ratio of Pre-Tax Income to Net Income
               (C / A)                                       1.63         1.54        1.61        1.55        1.74

           J.  Preferred Dividend Factor (H x I)         $ 54,887     $ 49,060    $ 58,784    $ 62,637    $ 73,602

           K.  Fixed Charges as above (D)                 315,274      319,197     332,413     346,255     347,957

           L.  Fixed Charges and Preferred Dividends
               Combined                                  $370,161     $368,257    $391,197    $408,892    $421,559

           M.  Ratio of Earnings to Fixed Charges
               (E / D)                                       1.91         2.31        2.24        2.09        1.41
           N.  Ratio of Earnings to Fixed Charges
               without AFC (G / D)                           1.89         2.26        2.17        2.03        1.35

           O.  Ratio of Earnings to Fixed Charges and
               Preferred Dividends Combined (E / L)          1.63         2.00        1.90        1.77        1.17



           (a)  Includes the effects of amortization of amounts deferred, under the 1989 Agreement,$15,746 for 1993, $20,257 for
          1992 and $31,176 for 1991.

           (b) Includes a portion of rentals deemed representative of the interest factor $29,396 for 1994, $27,821 for 1993,
          $31,697 for 1992, $34,616 for 1991, and $29,088 for 1990.

          /TABLE

          EXHIBIT 23



          CONSENT OF INDEPENDENT ACCOUNTANTS



          We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-36189, 33-42720, 33-42721, 33-42771 and 33-54829) and in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 33-45898, 33-50703, 33-51073, 33-54827, 33-55546 and 33-59594) of Niagara
          Mohawk Power Corporation of our report dated February 1, 1995
          appearing on page    of the financial statements included in the
          Company's Form 8-K dated February 15, 1995.



          PRICE WATERHOUSE LLP
          Syracuse, New York


          February 15, 1995

                                      SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.









          Date:  February 15, 1995

                                        NIAGARA MOHAWK POWER CORPORATION




                                        By  /s/ Steven W. Tasker
                                           Steven W. Tasker
                                           Vice President-Controller
                                           and Principal Accounting Officer